Exhibit 2.2

Consolidated Financial Statements of

CAPITAL POWER CORPORATION

(In millions of Canadian dollars)

Years ended December 31, 2014 and 2013

Management’s responsibility for financial reporting

The preparation and presentation of the accompanying consolidated financial statements of Capital Power Corporation (the Company) are the responsibility of management and the consolidated financial statements have been approved by the Board of Directors. In management’s opinion, the consolidated financial statements have been prepared within reasonable limits of materiality in accordance with International Financial Reporting Standards. The preparation of financial statements necessarily requires judgment and estimation when events affecting the current year depend on determinations to be made in the future. Management has exercised careful judgment where estimates were required, and these consolidated financial statements reflect all information available to February 20, 2015. Financial information presented elsewhere in this annual report is consistent with that in the consolidated financial statements.

To discharge its responsibility for financial reporting, management maintains systems of internal controls designed to provide reasonable assurance that the Company’s assets are safeguarded, that transactions are properly authorized and that reliable financial information is relevant, accurate and available on a timely basis. The internal control systems are monitored by management, and evaluated by an internal audit function that regularly reports its findings to management and the Audit Committee of the Board of Directors.

The consolidated financial statements have been examined by KPMG LLP, the Company’s external auditors. The external auditors are responsible for examining the consolidated financial statements and expressing their opinion on the fairness of the financial statements in accordance with International Financial Reporting Standards. The auditors’ report outlines the scope of their audit examination and states their opinion.

The Board of Directors, through the Audit Committee, is responsible for ensuring management fulfills its responsibilities for financial reporting and internal controls. The Audit Committee, which is comprised of independent directors, meets regularly with management, the internal auditors and the external auditors to satisfy itself that each group is discharging its responsibilities with respect to internal controls and financial reporting. The Audit Committee reviews the consolidated financial statements and annual report and recommends their approval to the Board of Directors. The external auditors have full and open access to the Audit Committee, with and without the presence of management. The Audit Committee is also responsible for reviewing and recommending the annual appointment of the external auditors and approving the annual external audit plan.

On behalf of management,

Brian Vaasjo	Stuart Lee
President and Chief Executive Officer	Senior Vice President, Finance and
Chief Financial Officer

February 20, 2015

CAPITAL POWER CORPORATION

Consolidated Financial Statements

Years ended December 31, 2014 and 2013

KPMG LLP	Telephone	(780) 429-7300
Chartered Accountants	Fax	(780) 429-7379
10125 – 102 Street	Internet	www.kpmg.ca
Edmonton AB T5J 3V8
Canada

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Capital Power Corporation

We have audited the accompanying consolidated financial statements of Capital Power Corporation, which comprise the consolidated statement of financial position as at December 31, 2014 and December 31, 2013, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Capital Power Corporation as at December 31, 2014 and December 31, 2013, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

February 20, 2015
Edmonton, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

CAPITAL POWER CORPORATION
Consolidated Statements of Income
(In millions of Canadian dollars, except per share amounts)

Years ended December 31

	2014	2013

Revenues (note 4)	$1,228	$1,393
Energy purchases and fuel	(511)	(560)
Gross margin	717	833

Other raw materials and operating charges	(83)	(89)
Staff costs and employee benefits expense (note 5)	(123)	(147)
Depreciation and amortization (note 5)	(189)	(222)
Impairments (note 11)	-	(6)
Other administrative expense (note 5)	(88)	(88)
Foreign exchange loss	(10)	(6)
Operating income	224	275

Gain on disposal of subsidiaries (note 9)	-	76
Finance expense (note 6)	(55)	(78)
Income before tax	169	273

Income tax expense (note 7)	(119)	(45)
Net income	$50	$228

Attributable to:
Non-controlling interests (note 33)	$4	$53
Shareholders of the Company	$46	$175

Earnings per share (attributable to common shareholders of the Company):

Basic (note 8)	$0.28	$2.13
Diluted (note 8)	$0.28	$2.08

See accompanying notes to the consolidated financial statements

CAPITAL POWER CORPORATION
Consolidated Statements of Comprehensive Income
(In millions of Canadian dollars)

Years ended December 31

	2014	2013
Net income	$50	$228

Other comprehensive income (loss):
Items that will not be reclassified subsequently to net income:
Defined benefit plans:
Actuarial (losses) gains[1]	(2)	2
Items that are or may be reclassified subsequently to net income:
Cash flow hedges:
Unrealized gains (losses) on derivative instruments [2]	59	(35)
Unrealized losses on derivative instruments – joint venture (note 34) [3]	(15)	-
Reclassification of (gains) losses on derivative instruments to income for the year [4]	(18)	27
Net investment in foreign subsidiaries:
Unrealized gain [5]	16	23
Gain realized in net income on disposal of foreign subsidiary (note 9)	-	(59)
Total items that are or may be reclassified subsequently to net income, net of tax	42	(44)
Total other comprehensive income (loss), net of tax	40	(42)

Total comprehensive income	$90	$186

Attributable to:
Non-controlling interests (note 33)	$14	$41
Shareholders of the Company	$76	$145

[1]	For the year ended December 31, 2014, net of income tax recovery of $1. For the year ended December 31, 2013, net of income tax expense of $1.

[2]	For the year ended December 31, 2014, net of income tax expense of $14. For the year ended December 31, 2013, net of income tax recovery of $9.

[3]	For the year ended December 31, 2014, net of income tax recovery of $5. For the year ended December 31, 2013, net of income tax of nil.

[4]	For the year ended December 31, 2014, net of reclassification of income tax expense of $4. For the year ended December 31, 2013, net of reclassification of income tax recovery of $6.

[5]	For the years ended December 31, 2014 and December 31, 2013, net of income tax of nil.

See accompanying notes to the consolidated financial statements

CAPITAL POWER CORPORATION
Consolidated Statements of Financial Position
(In millions of Canadian dollars)

As at December 31

	2014	2013

Assets
Current assets:
Cash and cash equivalents (note 12)	$71	$100
Trade and other receivables (note 13)	185	218
Inventories (note 14)	104	92
Derivative financial instruments assets (note 15)	132	31
	492	441
Non-current assets:
Other assets	28	27
Derivative financial instruments assets (note 15)	55	36
Finance lease receivables (note 16)	708	711
Other financial assets (note 17)	18	36
Deferred tax assets (note 18)	21	95
Equity-accounted investment (note 34)	22	15
Intangible assets (note 19)	350	310
Property, plant and equipment (note 20)	3,701	3,525
Goodwill (note 21)	25	23

Total assets	$5,420	$5,219

Approved on behalf of the Board:

Donald Lowry
Director and Chairman of the Board

Philip Lachambre
Director and Chairman of the Audit Committee

See accompanying notes to the consolidated financial statements

CAPITAL POWER CORPORATION
Consolidated Statements of Financial Position
(In millions of Canadian dollars)

As at December 31

	2014	2013

Liabilities and equity
Current liabilities:
Trade and other payables (note 22)	$185	$198
Derivative financial instruments liabilities (note 15)	64	31
Loans and borrowings (note 23)	599	346
Deferred revenue and other liabilities	5	5
Provisions (note 24)	22	27
	875	607
Non-current liabilities:
Derivative financial instruments liabilities (note 15)	10	10
Loans and borrowings (note 23)	987	1,181
Deferred revenue and other liabilities	98	89
Deferred tax liabilities (note 18)	249	180
Provisions (note 24)	198	148
	1,542	1,608
Equity:
Equity attributable to shareholders of the Company Share capital (note 25)	2,391	2,328
Retained earnings	25	83
Other reserves (note 26)	35	6
Retained earnings and other reserves	60	89
	2,451	2,417

Non-controlling interests (note 33)	552	587
Total equity	3,003	3,004
Total liabilities and equity	$5,420	$5,219

See accompanying notes to the consolidated financial statements

CAPITAL POWER CORPORATION
Consolidated Statements of Changes in Equity
(In millions of Canadian dollars)

				Defined			Equity	Non-
	Share	Cash	Cumulative	benefit plan	Employee		attributable to	controlling
	capital	Flow	translation	actuarial	benefits	Retained	shareholders of	interests
	(note 25)	hedges [1]	account [1]	losses [1]	reserve	earnings	the Company	(note 33)	Total
Equity as at January 1, 2014	$2,328	$21	$(14)	$(11)	$10	$83	$2,417	$587	$3,004
Net income	-	-	-	-	-	46	46	4	50
Other comprehensive (loss) income:
Defined benefit plan actuarial losses	-	-	-	(3)	-	-	(3)	-	(3)
Cash flow derivative hedge gains	-	73	-	-	-	-	73	-	73
Cash flow derivative hedge losses – joint venture	-	(20)	-	-	-	-	(20)	-	(20)
Reclassification of gains to income	-	(22)	-	-	-	-	(22)	-	(22)
Unrealized gain on foreign currency translation	-	-	16	-	-	-	16	-	16
Tax on items recognized directly in equity	-	(5)	-	1	-	-	(4)	-	(4)
Attributed to non-controlling interests (note 33)	-	(7)	(3)	-	-	-	(10)	10	-

Other comprehensive income (loss)	$-	$19	$13	$(2)	$-	$-	$30	$10	$40
Total comprehensive income (loss)	-	19	13	(2)	-	46	76	14	90
Distributions to non-controlling interests	-	-	-	-	-	-	-	(25)	(25)
Net additional investment by non-controlling interests	-	-	-	-	-	-	-	5	5
Change in non-controlling interests ownership (note 33)	-	-	-	-	-	29	29	(29)	-
Tax on change in non-controlling interests ownership	-	-	-	-	-	(2)	(2)	-	(2)
Common share dividends (note 25)	-	-	-	-	-	(108)	(108)	-	(108)
Preferred share dividends (note 25)	-	-	-	-	-	(22)	(22)	-	(22)
Tax on preferred share dividends	-	-	-	-	-	(1)	(1)	-	(1)
Dividends reinvested	37	-	-	-	-	-	37	-	37
Share options exercised	26	-	-	-	(2)	-	24	-	24
Share-based payment	-	-	-	-	1	-	1	-	1

Equity as at December 31, 2014	$2,391	$40	$(1)	$(13)	$9	$25	$2,451	$552	$3,003

[1]	Accumulated other comprehensive income (loss). Other reserves on the statements of financial position are the aggregate of accumulated other comprehensive income (loss) and the employee benefits reserve.

See accompanying notes to the consolidated financial statements

CAPITAL POWER CORPORATION
Consolidated Statements of Changes in Equity
(In millions of Canadian dollars)

				Defined
				benefit plan			Equity	Non-
	Share	Cash	Cumulative	actuarial	Employee	Retained	attributable to	controlling
	capital	flow	translation	gains	benefits	earnings	shareholders of	interests
	(note 25)	hedges [1]	account [1]	(losses) [1]	reserve	(deficit)	the Company	(note 33)	Total
Equity as at January 1, 2013	$1,903	$15	$10	$(13)	$9	$(1)	$1,923	$829	$2,752
Net income	-	-	-	-	-	175	175	53	228
Other comprehensive (loss) income:
Defined benefit plan actuarial gains	-	-	-	3	-	-	3	-	3
Cash flow derivative hedge losses	-	(44)	-	-	-	-	(44)	-	(44)
Reclassification of losses to income	-	33	-	-	-	-	33	-	33
Unrealized gain on foreign currency translation	-	-	23	-	-	-	23	-	23
Gain realized on disposal of subsidiaries (note 9)	-	-	(59)	-	-	-	(59)	-	(59)
Tax on items recognized directly in equity	-	3	-	(1)	-	-	2	-	2
Attributed to non-controlling interests (note 33)	-	3	9	-	-	-	12	(12)	-

Other comprehensive (loss) income	$-	$(5)	$(27)	$2	$-	$-	$(30)	$(12)	$(42)
Total comprehensive (loss) income	-	(5)	(27)	2	-	175	145	41	186
Issue of share capital	402	11	3	-	-	42	458	(258)	200
Share issue costs	(6)	-	-	-	-	-	(6)	-	(6)
Deferred taxes	2	-	-	-	-	(21)	(19)	-	(19)
Distributions to non-controlling interests	-	-	-	-	-	-	-	(33)	(33)
Net additional investment by non-controlling interests	-	-	-	-	-	-	-	8	8
Common share dividends (note 25)	-	-	-	-	-	(92)	(92)	-	(92)
Preferred share dividends (note 25)	-	-	-	-	-	(20)	(20)	-	(20)
Dividends reinvested	27	-	-	-	-	-	27	-	27
Share-based compensation	-	-	-	-	1	-	1	-	1

Equity as at December 31, 2013	$2,328	$21	$(14)	$(11)	$10	$83	$2,417	$587	$3,004

[1]	Accumulated other comprehensive income (loss). Other reserves on the statements of financial position are the aggregate of accumulated other comprehensive income (loss) and the employee benefits reserve.

See accompanying notes to the consolidated financial statements

CAPITAL POWER CORPORATION
Consolidated Statements of Cash Flows
(In millions of Canadian dollars)

Years ended December 31

	2014	2013
Cash flows from operating activities:
Net income	$50	$228
Non-cash adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization (note 5)	189	222
Gain on disposal (note 9)	-	(76)
Impairments (note 11)	-	6
Finance expense (note 6)	55	78
Fair value changes on commodity derivative instruments and emission credits held for trading	(36)	(26)
Foreign exchange loss	10	6
Income tax expense (note 7)	119	45
Other items	21	(14)
Finance lease receivable collected	17	14
Interest paid [1]	(45)	(67)
Income taxes recovered [2]	10	12
Change in non-cash operating working capital (note 27)	1	71
Net cash flows from operating activities	391	499

Cash flows used in investing activities:
Purchase of property, plant and equipment and other assets	(220)	(943)
Proceeds on disposal of assets	-	570
Business acquisition, net of acquired cash (note 10)	(18)	-
Other cash flows from investing activities	8	25
Net cash flows used in investing activities	(230)	(348)

Cash flows used in financing activities:
Proceeds from issue of loans and borrowings	17	-
Repayment of loans and borrowings	(65)	(155)
Issue costs on loans and borrowings	-	(1)
Proceeds from exercise of share options (note 25)	24	-
Proceeds from issue of preferred shares (note 25)	-	200
Share issue costs (note 25)	-	(6)
Distributions paid to non-controlling interests (note 28)	(24)	(36)
Common share dividends paid (note 25)	(68)	(62)
Preferred share dividends paid (note 25)	(22)	(20)
Interest paid [1]	(39)	(21)
Income taxes paid [2]	(14)	(2)
Net cash flows used in financing activities	(191)	(103)

Foreign exchange gain (loss) on cash held in a foreign currency	1	(1)
Net (decrease) increase in cash and cash equivalents	(29)	47
Cash and cash equivalents, beginning of year	100	53
Cash and cash equivalents, end of year	$71	$100

[1]	Total interest paid.
[2]	Total income taxes recovered (paid).

See accompanying notes to the consolidated financial statements

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

1.	Reporting entity:

Capital Power Corporation (the Company or Capital Power) builds, owns and operates power facilities and manages its related electricity and natural gas portfolios by undertaking trading and marketing activities.

The registered and head office of the Company is located at 10423 101 Street, Edmonton, Alberta, Canada, T5H 0E9. The common shares of the Company are traded on the Toronto Stock Exchange under the symbol “CPX”.

2.	Significant accounting policies:

(a)	Basis of presentation:

These consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards (IFRS).

These consolidated financial statements have been prepared under the historical cost basis, except for the Company’s derivative instruments, emission credits held for trading, defined benefit pension assets and cash-settled share-based payments, which are stated at fair value.

These consolidated financial statements were approved and authorized for issue by the Board of Directors on February 20, 2015.

(b)	Basis of consolidation:

These consolidated financial statements include the accounts of Capital Power and its subsidiaries. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases to exist.

The Company has an approximate 82% interest in Capital Power L.P. (CPLP) (December 31, 2013 – 81%). Based on an assessment of the relationship between Capital Power and CPLP as disclosed in note 33, Capital Power controls CPLP and therefore CPLP is treated as a subsidiary of Capital Power. EPCOR Utilities Inc. (EPCOR) holds a non-controlling interest in CPLP as described in note 33.

Non-controlling interests in subsidiaries are identified separately from equity attributable to shareholders’ of the Company. The non-controlling interests may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquired business’ identifiable net assets. The choice of measurement basis is made on an acquisition-by-acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interest’s share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

All significant intercompany balances and transactions have been eliminated on consolidation.

The financial statements of the subsidiaries are prepared for the same reporting period as Capital Power, using consistent accounting policies.

(c)	Changes in accounting policies:

The Company adopted the following new accounting standard, together with the consequential amendments to other IFRSs effective January 1, 2014:

•	IFRIC 21 – Levies

The adoption of this standard did not have a significant impact on the Company’s financial statements and note disclosures thereto.

The Company also early adopted the amendments to IAS 36 – Impairment of Assets, on a retrospective basis during the year ended December 31, 2013. The adoption did not have a significant impact on the Company’s note disclosure.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(d)	Business combinations and goodwill:

Business combinations

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The consideration of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of acquisition in exchange for control of the acquired business. Acquisition-related costs are recognized into net income as incurred. Goodwill is measured as the excess of the fair value of the consideration transferred less the fair value of the identifiable assets acquired and liabilities assumed. When the excess is negative, a bargain purchase gain is recognized immediately into net income.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the date of acquisition. Where an acquisition involves consideration contingent on future events, any changes in the amount of consideration paid will be recognized into net income.

The Company elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date. Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Goodwill

After initial recognition, goodwill is not amortized, but is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired, at the cash-generating unit (CGU) level. For the purpose of impairment testing, goodwill acquired in an acquisition is, from the date of acquisition, allocated to each of the Company’s CGUs that are expected to benefit from the acquisition.

For further discussion on impairment of goodwill, refer to the accounting policy for impairment of non-financial assets (note 2(o)).

Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.

(e)	Investments in joint arrangements:

Investments in joint operations

Capital Power has interests with other parties (the joint operators), whereby in each case the joint operators have a contractual arrangement that establishes the joint operators’ rights to the assets and obligations for the liabilities of the arrangement and the joint operators’ rights to the corresponding revenues and obligations for the corresponding expenses. These arrangements are considered to be joint operations.

In these situations Capital Power recognizes its share of the joint operations’ assets and liabilities in accordance with those associated rights and obligations, along with its share of the revenues from the output of the joint operation along with its share of any expenses incurred. The accounting policies of these joint operations are aligned with the accounting policies of the Company.

Investments in joint ventures

The Company, along with two third parties (the partners), has an equal interest in a partnership established to develop, construct and operate a wind power project. By contractual agreement, each of the partners effectively has rights to the net assets of the arrangement and as a result the arrangement is considered to be a joint venture.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(e)	Investments in joint arrangements, continued:

Investments in joint ventures, continued

The Company’s investment in this joint venture is accounted for under the equity method, and was recognized initially at cost. The accounting policies of the joint venture are aligned with the accounting policies of the Company.

(f)	Foreign currency translation:

Transactions in foreign currencies are translated to the respective functional currencies of the Company, or the subsidiary concerned, at exchange rates in effect at the transaction date. At each reporting date monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the date of the statement of financial position. The translation for other non-monetary assets is not updated from historical exchange rates unless they are carried at fair value. Revenues and expenses are translated at average exchange rates prevailing during the period. The resulting foreign exchange gains and losses are included in net income.

On consolidation, the assets and liabilities of U.S. operations that have a functional currency that is different from the Company’s functional currency of Canadian dollars are translated into Canadian dollars at the exchange rates in effect at the date of the statement of financial position. Revenues and expenses are translated at average exchange rates prevailing during the period. The resulting translation gains and losses are deferred and included in accumulated other comprehensive income as part of translation gains and losses.

(g)	Revenue recognition:

Energy sales

Revenues from the sales of electricity and natural gas are recognized when the risks and rewards of ownership pass to the buyer, collection is reasonably assured and the price is reasonably determinable. This occurs upon delivery or availability for delivery under take-or-pay contracts. These revenues include an estimate of the value of electricity and natural gas consumed by customers, but billed subsequent to reporting period-end.

The Company recognizes revenues from certain of its generation units operating under power purchase agreements (PPAs) as described in note 2(h). PPAs are a form of long-term sales arrangement between the owner of a generation unit and the contracted purchaser under the PPA.

Revenues from the sale of other goods are recognized when the products have been delivered.

Service revenues

Revenues from operating and management services are recognized when the service has been performed or delivered.

Derivative instruments

Revenues also include realized and unrealized gains and losses from derivatives used in the risk management of the Company’s generation activities related to commodity prices and foreign currency risk, and from the Company’s proprietary trading activities. Realized gains and losses are recognized when the settlement of trading positions occurs and unrealized gains and losses are recorded as revenues based on the related changes in the fair value of the financial instrument at the end of each reporting period.

Deferred revenues

Payments received on one of the Company’s operating leases may be in excess of accounting lease revenues. In such cases, the Company records deferred revenue on its consolidated statement of financial position.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(g)	Revenue recognition, continued:

Deferred revenues, continued

Monetary contributions received from third parties used to either connect a customer to a network or to provide the customer with ongoing access to a supply of goods or services are measured at fair value of the cash received and are initially recorded as deferred revenue. Revenue is recognized as the service is performed, or if an ongoing service is performed as part of an agreement, over the lesser of the life of the agreement and the life of the asset.

(h)	Leases or arrangements containing a lease:

The Company has entered into PPAs to sell power at predetermined prices. PPAs are assessed as to whether they contain leases which convey to the counterparty the right to the use of the Company’s property, plant and equipment in return for payment. Such types of arrangements may be classified as either finance or operating leases. PPAs that transfer substantially all of the benefits and risks of ownership of property from the Company are classified as finance leases. PPAs that do not transfer substantially all of the benefits and risks of ownership of property, plant and equipment are classified as either operating leases or executory contracts.

For those PPAs determined to be finance leases with the Company as the lessor, finance income is recognized in a manner that produces a constant rate of return on the net investment in the lease. The net investment is composed of minimum lease payments and unearned finance income. Unearned finance income is the difference between the total minimum lease payments and the carrying amount of the leased property. Unearned finance income is deferred and recognized into net income over the lease term.

Payments received under PPAs classified as finance leases are segmented into those for the lease and those for other elements of the PPA on the basis of their relative fair values.

For those PPAs determined to be operating leases with the Company as the lessor, revenue is recognized on a straight-line basis unless another method better represents the earnings process.

Where the Company has purchased goods or services as a lessee, and the lease has been determined to be an operating lease, rental payments are expensed as incurred over the life of the lease. The Company has not entered into any finance lease arrangements as a lessee.

(i)	Non-derivative financial instruments:

Financial assets are identified and classified as either available for sale, held at fair value through income or loss, or loans and receivables. Financial liabilities are classified as either held at fair value through income or loss or other financial liabilities.

Financial instruments at fair value through income or loss

A financial asset is classified as held at fair value through income or loss if it is classified as held for trading or is designated as such upon initial recognition. The Company may designate financial instruments as held at fair value through income or loss when such financial instruments have a reliably determinable fair value and where doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets and liabilities or recognizing gains and losses on them on a different basis.

Upon initial recognition transaction costs are recognized into net income as incurred. Financial assets classified as held at fair value through income or loss are measured at fair value with the changes in fair value reported in net income. Fair values are determined in the manner described in note 3.

Gains or losses realized on de-recognition of investments held at fair value through income or loss are recognized into net income.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(i)	Non-derivative financial instruments, continued:

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. The Company’s current loans and receivables comprise its cash and cash equivalents and trade and other receivables. Non-current loans and other long-term receivables comprise promissory notes receivable and amounts due from customers more than one year from the date of the statement of financial position which will be repaid between 2015 and 2020.

These assets are recognized initially at fair value plus any directly attributable transaction costs. After initial recognition they are measured at amortized cost using the effective interest method less any impairment losses as described in note 2(p). The effective interest method calculates the amortized cost of a financial asset or liability and allocates the interest income or expense over the term of the financial asset or liability using an effective interest rate.

Other financial liabilities

The Company’s loans and borrowings and trade and other payables are recognized on the date at which the Company becomes a party to the contractual arrangement. Liabilities are derecognized when the contractual obligations are discharged or cancelled or expire.

Liabilities are recognized initially at fair value plus any directly attributable transaction costs, such as debenture discounts, premiums and issue expenses. Subsequently these liabilities are measured at amortized cost using the effective interest rate method.

Financial assets and financial liabilities are presented on a net basis when the Company has a legally enforceable right to set-off the recognized amounts and intends to settle on a net basis or to realize the asset and settle the liability simultaneously.

As a result of the acquisition of Element Power U.S., LLC (Element) as described in note 10, the Company now participates in a tax-equity structure with a project investor which financed the construction of the Macho Springs project (Macho Springs). This tax-equity structure is used in the U.S. to have access to U.S income tax benefits such as investment tax credits (ITCs), cash grants, production tax credits (PTCs) and accelerated tax depreciation. In return for purchasing an equity stake in the Macho Springs project, the project investor receives substantially all earnings, tax benefits and cash flows from Macho Springs until it has yielded an agreed upon target rate of return to the project investor. Immediately thereafter, the structure “flips” such that the Company receives the majority of earnings, tax benefits and cash flows from Macho Springs. The date of the “flip” is dependent on the performance of the project. In accordance with the substance of the contractual agreement, the amounts paid by the project investor for their equity stake is classified as loans and borrowings on the consolidated statement of financial position until the “flip” date. Subsequent to the “flip” date, the project investor’s equity investment will be accounted for as a non-controlling interest. At all times, both before and after the “flip”, the Company retains control over Macho Springs.

(j)	Derivative instruments and hedging activities:

To reduce its exposure to movements in energy commodity prices, interest rate changes, and foreign currency exchange rates, the Company uses various risk management techniques including the use of derivative instruments. Derivative instruments may include forward contracts, fixed-for-floating swaps, and option contracts. Such instruments may be used to establish a fixed price for an energy commodity, an interest-bearing obligation or an obligation denominated in a foreign currency.

All derivative instruments, including embedded derivatives, are recorded at fair value on the statement of financial position as derivative financial instruments assets or derivative financial instruments liabilities except for embedded derivative instruments that are clearly and closely related to their host contract and the combined instrument is not measured at fair value. Any contract to buy or sell a non-financial item is not treated as a non-financial derivative if that contract was entered into and continues to be held for the purpose of the receipt or delivery of a non-financial item in accordance with the Company’s expected purchase, sale or usage requirements. The Company accounts separately for any embedded derivatives in any hybrid instruments issued or acquired. The Company does not account for foreign currency derivatives embedded in non-financial instrument host contracts when the currency that is commonly used in contracts to purchase or sell non-financial items in the economic environment is that currency in which the transaction takes place.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(j)	Derivative instruments and hedging activities, continued:

All changes in the fair value of derivatives are recorded in net income unless cash flow hedge accounting is used. If hedge accounting requirements are met, realized gains and losses on financial energy derivatives are recorded in revenues or energy purchases and fuel and realized gains and losses on foreign exchange derivatives are recorded in revenues or foreign exchange gains and losses, as appropriate, while unrealized gains and losses are recorded in other comprehensive income. If hedge accounting requirements are not met, unrealized and realized gains and losses on financial energy derivatives are recorded in revenues or energy purchases and fuel as appropriate, unrealized and realized gains and losses on financial foreign exchange derivatives are recorded in revenues or foreign exchange gains and losses and such gains and losses on financial interest rate derivatives are recorded in finance expense.

Commodity derivative instruments

The Company uses financial contracts-for-differences (or fixed-for-floating swaps) to hedge the Company’s exposure to fluctuations in electricity prices. Under these instruments, the Company agrees to exchange, with creditworthy or adequately secured counterparties, the difference between the variable or indexed price and the fixed price on a notional quantity of the underlying commodity for a specified timeframe.

The Company uses non-financial forward delivery derivatives to manage the Company’s exposure to fluctuations in natural gas prices related to its natural gas customer contracts and obligations arising from its natural gas fired generation facilities. Under these instruments, the Company agrees to sell or purchase natural gas at a fixed price for delivery of a pre-determined quantity under a specified timeframe.

The Company may use non-financial or financial commodity derivative instruments with the intent of benefiting from short-term actual or expected differences between their buying and selling prices or to lock in arbitrage opportunities. Such transactions are recognized on a net basis in the Company’s revenues.

Foreign exchange derivative instruments

Foreign exchange forward contracts are used by the Company to manage foreign exchange exposures, consisting mainly of U.S. dollar exposures, resulting from anticipated transactions denominated in foreign currencies. For transactions involving the development or acquisition of property, plant and equipment, when the real or anticipated transaction subsequently results in the recognition of a financial asset, the associated gains or losses on derivative instruments are included in the initial carrying amount of the asset acquired in the same period or periods in which the asset is acquired or constructed.

Interest rate derivative instruments

The Company uses cross currency interest rate swaps to manage the foreign currency exchange risk on U.S dollar denominated loans and borrowings. Under these instruments, the Company and the counterparties exchange principal amounts at initiation of the transaction, whereby the Company pays the counterparties U.S. dollar principal amounts and the counterparties pay the Company Canadian dollar principal amounts. Over the terms of these instruments, the Company makes fixed rate interest payments in Canadian dollars on the initial principal to the counterparties while the counterparties make fixed rate interest payments in U.S. dollars to the Company.

The Company uses fixed for floating interest rate swaps to optimize its mix of loans and borrowings at fixed interest rates and those at floating interest rates. Under these instruments, the Company agrees to pay the counterparties floating rate interest payments in exchange for the counterparties paying the Company fixed rate interest payments on the notional amount of loans and borrowings.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(j)	Derivative instruments and hedging activities, continued:

Hedge accounting

The Company may use hedge accounting when there is a high degree of correlation between the risk in the item designated as being hedged (the hedged item) and the derivative instrument designated as a hedge (the hedging instrument). The Company documents all relationships between hedging instruments and hedged items at the hedge’s inception, including its risk management objectives and its assessment of the effectiveness of the hedging relationship on a retrospective and prospective basis.

The Company uses cash flow hedges for certain of its anticipated transactions to reduce exposure to fluctuations in changes in commodity prices and to reduce exposure to currency risk pertaining to the variability of cash flows on U.S. dollar loans and borrowings. In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative is recognized in other comprehensive income, while the ineffective portion is recognized in energy revenues or energy purchases or fuel, as appropriate. The amounts recognized in other comprehensive income as cash flow hedging gains/losses are reclassified into net income in the same period or periods in which the hedged item occurs and is recorded in net income when it becomes probable that the hedged items will not occur. The Company has not designated any fair value hedges at the date of the statement of financial position.

A hedging relationship is discontinued if the hedge relationship ceases to be effective, if the hedged item is an anticipated transaction and it is probable that the transaction will not occur by the end of the originally specified time period, if the Company terminates its designation of the hedging relationship, or if either the hedged or hedging instrument ceases to exist as a result of its maturity, expiry, sale, termination or cancellation and is not replaced as part of the Company’s hedging strategy.

If a cash flow hedging relationship is discontinued or ceases to be effective, any cumulative gains or losses arising prior to such time are deferred in accumulated other comprehensive income as part of cash flow hedging gains/losses and recognized in net income in the same period as the hedged item, and subsequent changes in the fair value of the derivative instrument are reflected in net income. If the hedged or hedging item matures, expires, or is sold, extinguished or terminated and the hedging item is not replaced, any gains or losses associated with the hedging item that were previously recognized in other comprehensive income are recognized in net income in the same period as the corresponding gains or losses on the hedged item. When it is no longer probable that an anticipated transaction will occur within the originally determined period and the associated cash flow hedge has been discontinued, any remaining gains or losses associated with the hedging item that were previously recognized in other comprehensive income are recognized in net income in the period.

When the conditions for hedge accounting cannot be applied, the changes in fair value of the derivative instruments are recognized in net income. The fair value of derivative financial instruments reflects changes in the commodity market prices, interest rates and foreign exchange rates. Fair value is determined based on exchange or over-the-counter quotations by reference to bid or asking price, as appropriate, in active markets. In illiquid or inactive markets, the Company uses appropriate valuation and price modeling techniques commonly used by market participants to estimate fair value. Fair values determined using valuation models require the use of assumptions concerning the amounts and timing of future cash flows. Fair value amounts reflect management’s best estimates using external readily observable market data such as future prices, interest rate yield curves, foreign exchange rates, discount rates for time value, and volatility where available. It is possible that the assumptions used in establishing fair value amounts will differ from future outcomes and the impact of such variations could be material.

(k)	Property, plant and equipment:

Property, plant and equipment are recorded at cost, net of accumulated depreciation and/or accumulated impairment losses, if any.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(k)	Property, plant and equipment, continued:

Capitalization

Cost includes contracted services, materials, borrowing costs on qualifying assets, direct labour, directly attributable overhead costs, development costs associated with specific property, plant and equipment and asset retirement costs. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The cost of replacing a part of an item of property, plant and equipment is capitalized if it is probable that the future economic benefits of the part will flow to the Company and that its cost can be measured reliably. The carrying amount of the replaced part is derecognized. Costs of day to day repairs and maintenance costs are recognized into net income as incurred.

Depreciation

Depreciation is charged to net income on a straight-line basis over the estimated useful lives of each major component of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the asset. Major components of property, plant and equipment are depreciated separately over their respective useful lives. Land and construction work in progress are not depreciated. The estimated useful lives for major components of generation facilities and equipment range from 1 to 53 years. The estimated useful lives, residual values and methods of depreciation are reviewed annually, and adjusted prospectively if appropriate.

Gains and losses on the disposal or retirement of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount at the date of disposal. Gains or losses on disposals are recognized on their own line within the consolidated statements of income while losses on retirements are recognized within depreciation and amortization.

(l)	Intangible assets:

Capitalization

Intangible assets with definite lives are recorded at cost, net of accumulated amortization and/or accumulated impairment losses, if any. Intangible assets with definite lives are amortized over the related assets useful lives, as described below. Refer to note 19 for additional discussion on intangible assets.

The only indefinite life intangible assets recorded by the Company are purchased emission credits held for compliance purposes.

Amortization

Amortization is charged to net income on a straight-line basis to write-off the cost less the estimated residual value over the estimated remaining term of the agreement or in line with the life of the related generating facility to which it relates. Software work in progress is not amortized as the software is not available for use. Land lease rights are amortized when the related wind power assets are constructed and commissioned for service over the lives of the related wind power assets or the term of the lease, whichever is shorter. Coal supply access rights are amortized over the life of the coal supply agreement related to the Keephills 3 facility. The Company’s purchased emission credits held for compliance purposes are not amortized, but are expensed as the associated benefits are realized.

The periods over which intangible assets are amortized are as follows:

Alberta PPA	12 years
Contract rights	7 to 51 years
Software	1 to 10 years

Estimated useful lives, methods of amortization and residual values are reviewed annually, and adjusted prospectively if required.

Gains or losses on the disposal of intangible assets are determined as the difference between the net disposal proceeds and the carrying amount of the asset, and are recognized into net income as gains or losses on disposals.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(m)	Development costs:

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. Other development expenditures are recognized in income or loss as incurred.

Capitalized development expenditures are measured at cost less accumulated amortization and accumulated impairment losses.

(n)	Capitalized borrowing costs:

The Company capitalizes interest during construction on its property, plant and equipment and intangible assets to reflect the costs of borrowing on its construction activities. Where project specific debt is not used to finance construction, interest is applied during construction using the weighted average cost of debt incurred on the Company’s external borrowings used to finance qualifying assets. Interest is only capitalized on assets which necessarily take a significant amount of time to get ready for their intended use.

(o)	Impairment of non-financial assets:

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into a CGU, which is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination. This allocation reflects the lowest level at which that goodwill is monitored for internal reporting purposes.

The Company reviews the recoverability of non-financial assets subject to depreciation or amortization (property, plant and equipment and definite life intangible assets) when events or changes in circumstances may indicate or cause the asset’s carrying amount to exceed its recoverable amount. The Company reviews the recoverability of goodwill and indefinite life intangibles on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired. The asset’s recoverable amount is the higher of its fair value less costs to sell and its value in use. The value in use is the present value of expected future cash flows discounted using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. Fair value less costs to sell is based on estimated market values based on actual market transactions, if available. When actual market transactions are not available, a valuation model is used.

The Company’s corporate assets, such as its computer networks and infrastructure, do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

Any impairment loss is recorded in net income in the period when it is determined that the carrying amount of the asset may not be recoverable. The impairment loss is recorded as the excess of the carrying amount of the asset over its recoverable amount. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGUs, and then to reduce the carrying amounts of the other assets in the CGUs on a pro rata basis.

At the end of each reporting period the Company makes an assessment as to whether there is any indication that previously incurred impairment losses no longer exist. If such an indication exists, the Company estimates the asset’s recoverable amount. Any reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount or the carrying amount that would have been determined, after depreciation or amortization, had the original impairment loss not been recognized.

Any reversal is recognized into net income for the period. An impairment loss in respect of goodwill is not reversed.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(p)	Impairment of financial assets:

Financial assets, other than those classified as held at fair value through income or loss, are assessed for indicators of impairment at the end of each reporting period. An impairment loss is recorded for investments recorded at cost where it is identified that there is objective evidence that one or more events has occurred after the initial recognition of the asset, that has had a negative impact on the estimated future cash flows of the asset that can be reliably estimated.

For listed and unlisted equity investments classified as available for sale, a significant or prolonged decline in the fair value of the investment below its cost is considered to be objective evidence of impairment.

For certain categories of financial assets, such as trade receivables, assets that are assessed not to be impaired individually are in addition assessed for impairment on a collective basis. Objective evidence of impairment includes the Company’s past experience of collecting payments, as well as observable changes in national or local economic conditions.

For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the asset’s original effective interest rate. Any impairment loss is recognized in net income. If, in a subsequent reporting period, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is adjusted through net income.

(q)	Income taxes:

Income tax expense is comprised of current and deferred taxes. Current and deferred tax is recognized in net income except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current income taxes for the current period, including any adjustments to taxes payable in respect of previous years, are recognized and measured at the amount expected to be recovered from or payable to the taxation authorities based on the tax rates that are enacted or substantively enacted by the end of the reporting period.

Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using the tax rates that are expected to apply in the period in which the deferred tax asset or liability is expected to settle, based on the laws that have been enacted or substantively enacted by the reporting date. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable income nor the accounting income. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable income will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and reduced accordingly to the extent that it is no longer probable that they can be utilized.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, and interests in joint ventures, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable income against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The Company records deferred income tax provisions related to its economic interest in CPLP and records current income taxes pursuant to the contractual provision in the CPLP Limited Partnership Agreement.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(r)	Inventories:

Parts and other consumables and coal, principally all of which are consumed by the Company in the provision of its goods and services, are valued at the lower of cost and net realizable value. Cost includes the purchase price, transportation costs and other costs to bring the inventories to their present location and condition. The cost of any assembled inventory includes direct labour, materials and directly attributable overhead. The costs of inventory items that are interchangeable are determined on an average cost basis. For inventory items that are not interchangeable, cost is assigned using specific identification of their individual costs. Emission credits held for trading are carried at fair value as estimated by quoted market prices available as of the valuation date. The fair values of the Company’s emission credits fall within Level 2 of the Company’s fair value hierarchy described in note 3. Previous write-downs of inventories from cost to net realizable value can be fully or partially reversed if supported by economic circumstance.

(s)	Cash and cash equivalents:

Cash and cash equivalents include cash or highly liquid investment-grade short-term investments with original terms to maturity of three months or less, and are measured at amortized cost using the effective interest method.

(t)	Government assistance:

Government assistance is recognized when there is reasonable assurance that the Company will comply with the conditions attached to the government assistance and the grants will be received. Such assistance is recorded either as a reduction to the related expense or, where related to an asset, as deferred revenue and amortized over the useful life of the related asset.

(u)	Provisions:

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. The obligation is discounted using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation for which the estimates of future cash flows have not been adjusted. The change in discount rate due to the passage of time is recognized as a finance expense, and is recorded over the estimated time period until settlement of the obligation. Provisions are reviewed and adjusted, when required, to reflect the current best estimate at the end of each reporting period.

The Company recognizes decommissioning provisions in the period in which a legal or constructive obligation is incurred. A corresponding decommissioning cost is added to the carrying amount of the associated property, plant and equipment, and it is depreciated over the estimated useful life of the asset. Unwinding of the discount rate on the decommissioning provisions is recorded in finance expense over the estimated useful life of the asset.

A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company recognizes any impairment loss on the assets associated with that contract.

(v)	Share-based payments:

The Company operates an equity-settled, share-based compensation plan where each stock option converts into one common share. The fair value of the employee services received in exchange for the grant of the options is recognized as a compensation expense within staff costs and credited to the employee benefits reserve. The employee benefits reserve is reduced as the options are exercised and the amount initially recorded as a credit in employee benefits reserve is reclassified to share capital. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted.

The Company determines the fair value of stock options using a binomial option pricing model at the date of grant. Measurement inputs include the share price on the measurement date, the exercise price of the instrument, expected volatility, expected term of the instruments (based on historical experience and general option holder behaviour), expected dividends, and the risk-free interest rate (based on government bonds).

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

2.	Significant accounting policies, continued:

(v)	Share-based payments, continued:

The Company has incorporated an estimated forfeiture rate for stock options that will not vest into its determination of share-based compensation for each period.

The Company also operates share-based compensation plans for certain senior employees under a Performance Share Unit (PSU) Plan and a Restricted Share Unit (RSU) Plan. Share-based compensation for directors operates under a Directors’ Deferred Share Unit (DSU) Plan. The fair values of the amounts payable to employees/directors in respect of the PSU Plan, RSU Plan and the DSU Plan, which are settled in cash, are recognized as expenses with corresponding increases in liabilities, over the period that the employees/directors unconditionally become entitled to payments. The grant date fair values are determined using a binomial lattice valuation, based on a five day weighted average price of the Company’s shares immediately prior to the grant, adjusted for estimated forfeitures and discounted using the risk-free interest rate. The liability is re-measured to fair value at each reporting date and at the settlement date. Any changes in the fair value of the liability are recognized in income or loss.

(w)	Earnings per share:

Basic earnings per share is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is calculated on the treasury stock method, by dividing income available to common shareholders, adjusted for the effects of dilutive securities, by the weighted average number of common shares outstanding during the period and all additional common shares that would have been outstanding had all potential dilutive common shares been issued.

(x)	Future accounting changes:

IFRS 11 – Acquisition of an Interest in Joint Operations (Amendment) – The objective of the amendments issued is to improve comparability of reported financial information by providing guidance on how a joint operator accounts for the acquisition of an interest in a joint operation, in which the activity of the operation constitutes a business. It would require a joint operator to account for such an acquisition by applying IFRS 3 – Business Combinations and other standards, and disclosing the relevant information specified in those IFRSs for business combinations. The amendments to IFRS 11 are effective for annual periods beginning on or after January 1, 2016. Early application is permitted.

IFRS 15 – Revenue from Contracts with Customers – IFRS 15 is a single and comprehensive framework for revenue recognition that replaces previous revenue Standards. IFRS 15 is effective for annual periods beginning on or after January 1, 2017 and is to be applied retrospectively.

IFRS 9 – Financial Instruments – IFRS 9 addresses the classification and measurement requirements of financial assets and liabilities and is intended to improve transparency in the disclosure of expected credit losses and is intended to improve the overall usefulness of financial statements for users by revising the current hedge accounting requirements. IFRS 9 is effective for annual periods beginning on or after January 1, 2018 and is to be applied retrospectively. Earlier application is permitted.

Management is currently assessing the impact of the above future accounting changes on the Company’s consolidated financial statements.

3.	Use of judgments and estimates:

The preparation of the Company’s consolidated financial statements in accordance with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses in the consolidated financial statements and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The Company reviews its estimates and assumptions on an ongoing basis and uses the most current information available and exercises careful judgment in making these estimates and assumptions.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

3.	Use of judgments and estimates, continued:

Critical judgments in applying accounting policies

The main judgments that were used in preparing the Company’s consolidated financial statements relate to:

Non-financial assets

The determination of CGUs was based on management’s judgment, giving consideration to geographic proximity and shared risk exposure and risk management.

Identifying events or changes in circumstances that may indicate or cause an asset’s carrying amount to exceed its recoverable amount requires judgment in assessing what events or circumstances would have such an impact.

Classification of arrangements which contain a lease

As noted in note 2(h), the Company has exercised judgment in determining whether the risks and rewards of its generation assets which are subject to a PPA are transferred to the contracted purchaser under the PPA, in determining whether a lease exists and if so, whether the lease should be treated as a finance or operating lease. Details of those PPAs which contain either finance or operating leases are provided in note 16.

Consolidation of subsidiaries that are less than wholly owned

The Company has exercised judgment in determining certain subsidiaries are controlled by the Company even though the subsidiaries are less than wholly owned as described in note 33.

Classification of joint arrangements structured through a separate vehicle

The Company has exercised judgment in determining the classification of joint arrangements structured through separate vehicles as described in note 34.

Key sources of estimation uncertainty

The main sources of estimation uncertainty in preparing the Company’s consolidated financial statements relate to:

Measurement of fair values

A number of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities. Fair value represents the Company’s estimate of the price that could be agreed on between knowledgeable and willing parties in an orderly arm’s length transaction under no compulsion to act. Fair value measurements recognized in the consolidated statements of financial position are categorized into levels within a fair value hierarchy based on the nature of the valuation inputs. Precedence is given to those fair value measurements calculated using observable inputs over those using unobservable inputs. The determination of fair value requires judgment and is based on market information where available and appropriate. The following levels were established for each input:

•	Level 1: Fair value is based on quoted prices (unadjusted) in active markets for identical instruments. Assets or liabilities classified in Level 1 include highly liquid short-term investments, and traded commodities obtained from active exchanges such as the New York Mercantile Exchange (NYMEX) whereby the Company can obtain quoted prices for identically traded commodities.

•	Level 2: Fair value is based on other than unadjusted quoted prices included in Level 1, which are either directly or indirectly observable at the reporting date. Level 2 includes those assets of liabilities that are valued using commonly used valuation techniques, such as a discounted cash flow model or the Black-Scholes option pricing model. Valuation models use inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active but observable, and other observable inputs that are principally derived from or corroborated by observable market data for substantially the full term of the instrument.

•	Level 3: Fair value is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument. Level 3 includes assets or liabilities that are also valued using commonly used valuation techniques described in Level 2. However, some inputs used in the models may not be based on observable market data, but rather are based on the Company’s best estimate from the perspective of a market participant.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

3.	Use of judgments and estimates, continued:

Key sources of estimation uncertainty, continued

Measurement of fair values, continued

The fair value measurement of an asset or liability is included in only one of the three levels, the determination of which is based upon the lowest level input that is significant to the derivation of the fair value. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment which will affect the placement within the fair value hierarchy levels.

The Company’s policy is to recognize transfers between levels as of the date of the event of change in circumstances that caused the transfer.

Further information about the significant assumptions made in measuring fair values is included in the following notes:

•	Note 10 – Purchase price allocation;
•	Note 11 – Impairment testing;
•	Note 14 – Inventories - emissions credits;
•	Notes 15 and 30 – Financial instruments;
•	Note 24 – Decommissioning and other provisions; and
•	Note 29 – Share-based payments.

Depreciation and amortization

Depreciation and amortization allocate the cost of assets and their components over their estimated useful lives on a systematic and rational basis. Estimating the appropriate useful lives of assets requires significant judgment and is generally based on estimates of the life characteristics of common assets.

Income taxes

Income taxes are determined based on estimates of the Company’s current income taxes and estimates of deferred income taxes resulting from temporary tax differences. Deferred income tax assets are assessed to determine the likelihood that they will be realized from future taxable income. Details of tax losses expected to be utilized and the basis of utilization are provided in note 18.

Revenue recognition

As noted in note 2(g), estimates of the value of electricity and natural gas consumed by customers but not billed until after the reporting period-end are based on contracted prices and volume data provided by the parties responsible for delivering the commodity.

Actual results may differ from these estimates. Adjustments to previous estimates, which may be material, will be recorded in the period they become known.

4.	Revenues:

Capital Power is a party to various agreements with Prairie Mines & Minerals Royalty Ltd. (PMRL) in relation to the operations of the Genesee Coal Mine (Genesee Coal Mine Agreements). Pursuant to the Genesee Coal Mine Agreements, PMRL operates the Genesee Coal Mine. In connection with the 2014 acquisition by Westmoreland Coal Company (Westmoreland) of PMRL and the 2014 acquisition by Altius Minerals Corporation (Altius) of the royalty assets of PMRL, the Genesee Coal Mine Agreements and certain related agreements were, among other things, amended to: (a) confirm the acquisitions by Westmoreland and Altius; (b) provide for certain amendments to the Genesee Coal Mine Agreements; and (c) provide for a payment to Capital Power of $20 million upon completion of the acquisitions, which was received in 2014 and recorded within revenues (year ended December 31, 2013 – nil).

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

5.	Expenses:

	2014	2013
Included in other raw materials and operating charges
Settlement of claim with turbine supplier	$(8)	$-
Included in staff costs and employee benefits expense
Share-based payments (note 29)	8	4
Post-employment defined contribution plan expense	8	8
Post-employment defined benefit plan expense	4	5
Included in depreciation and amortization
Depreciation of property, plant and equipment (note 20)	155	185
Amortization of intangible assets (note 19)	21	21
Losses on retirement of property, plant and equipment	3	7
Other	10	9
	189	222
Included in other administrative expenses
Operating lease payments	8	5

6.	Finance expense:

	2014	2013
Interest expense
Interest on loans and borrowings	$84	$89
Capitalized interest	(39)	(21)
Total interest expense	45	68
Other finance expense
Gain on interest rate non-hedges (note 15)	(2)	-
Charge on early debt extinguishment (note 23)	2	-
Unwinding of discount on decommissioning provisions (note 24)	3	4
Other	7	6
Finance expense	$55	$78

7.	Income tax:

	2014	2013
Current income tax
Current income tax expense (recovery)	$11	$(4)
Deferred income tax
Relating to origination and reversal of temporary differences	26	42
Relating to prior periods	(1)	(5)
Relating to write-downs of deferred tax assets	83	12
Total deferred income tax expense	108	49
Income tax expense	$119	$45

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

7.	Income tax, continued:

Income taxes differ from the amount that would be computed by applying the federal and provincial income tax rates as follows:

	2014	2013
Income before tax	$169	$273
Income tax at the statutory rate of 25.0%	42	68
Increase (decrease) resulting from:
Amounts attributable to non-controlling interests	(4)	(9)
Amounts relating to gain on disposal	-	10
Change in unrecognized tax benefits	83	(4)
Non-taxable amounts	(1)	(5)
Prior period tax adjustments	(1)	(5)
Statutory and other rate differences	(1)	(9)
Other	1	(1)
Income tax expense	$119	$45

8.	Earnings per share:

Basic earnings per share

The earnings and weighted average number of common shares used in the calculation of basic earnings per share are as follows:

	2014	2013
Income for the period attributable to shareholders of the Company	$46	$175
Preferred share dividends of the Company [1]	(23)	(20)
Earnings used in the calculation of basic earnings per share	$23	$155

[1]	Includes preferred share dividends declared for the years ended December 31, 2014 and 2013 respectively and related taxes.

	2014	2013
Weighted average number of common shares used in the calculation of basic earnings per share	82,309,777	72,818,513

Diluted earnings per share

The earnings used in the calculation of diluted earnings per share are as follows:

	2014	2013
Earnings used in the calculation of basic earnings per share	$23	$155
Effect of exchangeable limited partnership units issued to EPCOR for common shares [2]	-	51
Earnings used in the calculation of diluted earnings per share	$23	$206

[2]	The exchangeable limited partnership units issued to EPCOR may be exchanged for common shares of Capital Power on a one-for-one basis. For the year ended December 31, 2014, the potential exchange of such units for common shares of the Company was not included in the calculation of diluted earnings per share as it was antidilutive. For the year ended December 31, 2013, the potential exchange of such units for common shares of the Company had a dilutive impact as the potential exchange would remove the attribution of net income to non-controlling interests related to CPLP of $65 million. Additionally, the income tax provision of the Company would need to be adjusted to reflect the non-controlling interest’s share of CPLP income tax expenses of $14 million.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

8.	Earnings per share, continued:

Diluted earnings per share, continued

The weighted average number of common shares for the purposes of diluted earnings per share reconciles to the weighted average number of common shares used in the calculation of basic earnings per share as follows:

	2014	2013
Weighted average number of common shares used in the calculation of basic earnings per share	82,309,777	72,818,513
Effect of dilutive share purchase options [1]	233,777	-
Effect of exchangeable limited partnership units issued to EPCOR for common shares	-	26,047,575
Weighted average number of common shares used in the calculation of diluted earnings per share	82,543,554	98,866,088

[1]	For the year ended December 31, 2014, the average market price of the Company’s common shares exceeded the exercise price of all granted share purchase options described in note 29, but had a neutral effect on earnings per share. For the year ended December 31, 2013, the average market price of the Company’s common shares was below the exercise price of all granted share purchase options described in note 29 and as a result none of the share purchase options had a dilutive effect on earnings per share.

9.	Disposal of subsidiaries:

On November 19, 2013, the Company completed the sale to a third party of one hundred percent of Capital Power’s equity interests in Bridgeport Energy, LLC, Tiverton Power, LLC, and Rumford Power Inc. (the North East U.S. assets) for gross proceeds of $577 million (US$550 million) less transaction costs of $8 million (US$8 million). The gross proceeds at the close of the transaction included $9 million (US$9 million) of working capital adjustments. The carrying amount of net assets disposed of was $551 million.

Prior to the close of the transaction, accumulated foreign currency translation gains of $59 million relating to the North East U.S. assets were included in the accumulated other comprehensive income within other reserves on the consolidated statements of financial position. These amounts were reclassified to net income, within the gain on disposal, upon close of the transaction.

The gain recognized on disposal of the subsidiaries was as follows:

	2014	2013
Gain on disposal of North East U.S. assets	$-	$76

10.	Business combination:

On December 19, 2014, the Company acquired one hundred per cent of the equity interest in Element which included a portfolio of wind and solar energy development sites in the U.S. and Macho Springs, a 50 megawatts (MW) wind farm in New Mexico that has been operating since 2011 under a 20-year PPA.

The total fair value of consideration was $37 million (US$32 million) which consisted of $21 million (US$18 million) in base purchase price, preliminary normal working capital adjustments of $4 million (US$4 million), and contingent consideration of $12 million (US$10 million) payable upon reaching specified milestones in connection with the development sites acquired. Contingent consideration is recorded in non-current other liabilities as at December 31, 2014. The valuation model for contingent consideration is based on the present value of expected payment discounted using a risk-adjusted discount rate of 8%. The expected payment is determined by considering the possible scenarios for the development sites reaching specified milestones, the amount to be paid under each scenario, and the probability of each scenario.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values is as follows:

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

10.	Business combination, continued:

December 19, 2014
Cash	$3
Other assets	3
Intangibles[1]	36
Property, plant and equipment	103
Loans and borrowings	(76)
Provisions	(3)
Deferred tax liabilities	(29)
Fair value of net assets acquired	$37

1	Intangibles acquired consisted of land leases, permits and interconnection agreements which are recorded to work in progress until such time that the assets are constructed and commissioned for service or development is discontinued.

Measurement of fair values

The fair value measurement of material assets acquired is categorized in Level 3 of the fair value hierarchy as described in note 3. The valuation techniques used for measuring the fair values were as follows:

Property, plant and equipment

The Company used the cost approach in determining the fair value of the property, plant and equipment acquired. The valuation considered the current replacement cost for the assets acquired. The replacement cost was used as the basis to calculate depreciated replacement cost, which reflects adjustments for physical deterioration as well as functional and economic obsolescence.

Intangible assets

The Company used the market comparison and cost approaches, where appropriate, in determining the fair value of the intangible assets acquired. For projects that used the market comparison approach, the valuation model considered quoted market prices for similar development opportunities. For other development projects, the cost approach was applied given the lack of availability of relevant market data for a market approach and a lack of cash flow data for an income approach. The cost approach considers the cost incurred to date in developing the sites, and applies multiples ranging from two times to three times based on the degree of advancement of the project as well as the likelihood of success.

Due to the timing of the transaction’s close date, information required to finalize the purchase price allocation is outstanding. As a result, the estimated fair values allocated to the acquired assets and assumed liabilities above are preliminary and are subject to change. The Company expects to finalize the purchase price allocation in 2015.

The results of Macho Spring’s operations are included in the Company’s consolidated statements of income and statements of changes in equity from the date of acquisition. In addition, the related assets and liabilities as at December 31, 2014 are included in the consolidated statement of financial position.

Amounts included in the consolidated statement of income for the year ended December 31, 2014, since the date of acquisition were immaterial. Had the acquisition occurred at January 1, 2014, the Company would have recorded consolidated revenues of $1,240 million and consolidated net income of $47 million for the year ended December 31, 2014.

In conjunction with the above acquisition, the Company incurred immaterial acquisition costs which have been recorded on the Company’s statement of income as other administrative expenses for the year ended December 31, 2014.

11.	Impairment testing:

The Company reviews its CGUs that contain goodwill on an annual basis, generally in the third quarter, to determine whether any impairments should be recognized. As a result, the Company’s Southport CGU was tested for impairment during the third quarter of 2014. The carrying amount of the Southport CGU was within the range of its estimated recoverable amount and as such, no impairment was required. During the year ended December 31, 2013, the Company tested its North East U.S. CGU for impairment immediately prior to classifying those assets as held for sale and recorded pre-tax impairments of $6 million.

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

11.	Impairment testing, continued:

Impairments recognized in the years ended December 31, 2014 and 2013, respectively, were as follows:

	2014	2013
Property, plant and equipment (note 20)	$-	$6
Total impairments	$-	$6

Key assumptions used in calculating recoverable amounts

The recoverable amount of the Southport CGU was determined based on its fair value less costs to sell, estimated using discounted cash flows. The fair value measurement of the Southport CGU is categorized in Level 3 of the fair value hierarchy, as described in note 3, based on the inputs used in the valuation model. The calculation of the recoverable amount for the Southport CGU is sensitive to several key assumptions as described below.

Discount rates and growth rates

The after-tax discount rates used for the Southport CGU differed between the period for which the facility is currently contracted and the period following the expiry of the current contract, and reflect the market weighted average cost of capital (WACC) using a capital asset pricing model approach, giving consideration to the risks specific to the Southport CGU. The method and assumptions used to calculate the WACC rate are consistent with the Company’s past experience and with previous valuations performed by the Company.

The Company has projected cash flows for a period of ten years and used a growth rate to extrapolate the cash flow projections beyond the ten year period through to the end of the useful life of the CGU. The growth rate reflects past experience and is consistent with industry practice.

The discount and growth rates used by the Company in the calculation of the recoverable amount for the Southport CGU were as follows:

	2014	2013
Discount rate – currently contracted period	7.9%	7.9%
Discount rate – post current contract period	9.9%	9.9%
Growth rate	2.0%	2.0%

Other key cash flow assumptions

The Company’s cash flow projections incorporate estimates of annual plant revenues, expenses and capital expenditures. These estimates incorporate past experience and the Company’s current view of future generating capacity, fuel mix, fuel pricing and expected contract renewal, including contracted rates, for the Southport facility.

The Company has assumed the Southport power purchase agreement will be extended for 10 years following the expiry of the current agreement at rates consistent with current pricing, adjusted for 1% inflation. The Company has also assumed that the Southport facility will optimize its fuel mix at 50% wood waste and 50% tire-derived fuel (TDF), and will execute long-term contracts with wood waste and TDF suppliers at prices consistent with current rates, adjusted for inflation.

Consideration is given to externally available information related to future electricity contract rates and fuel inputs when developing assumptions and such external information is used to validate the Company’s current view of future rates and costs. These external sources of information include information from third party advisory and research firms serving the industry.

12.	Cash and cash equivalents:

Included in the Company’s cash and cash equivalents is its proportionate share of its rights to cash and cash equivalents, which are restricted to use within its joint operations of $18 million (December 31, 2013 - $30 million).

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

13.	Trade and other receivables:

	December 31, 2014	December 31, 2013
Accrued revenues	$124	$143
Trade receivables	33	29
Receivables from related parties (note 28)	3	6
Finance lease receivable (note 16)	20	21
Allowance for doubtful accounts (note 31)	(5)	-
Net trade receivables	175	199
Income taxes recoverable	1	12
Prepayments	9	7
	$185	$218

Details of the aging of trade receivables and analysis of the movement on the allowance for doubtful accounts are provided in note 31.

14.	Inventories:

	December 31, 2014	December 31, 2013
Parts and other consumables	$53	$50
Coal	19	19
Emission credits	32	23
	$104	$92

Inventories expensed upon usage for the year ended December 31, 2014 of $163 million (year ended December 31, 2013 - $133 million) were charged to energy purchases and fuel, and other raw materials and operating charges. Emission credits held for trading are carried at fair value as estimated by quoted market prices available as of the valuation date. Details of the valuation techniques used in determining the fair values are described in note 15. Write-downs of $1 million in inventories were recognized in the year ended December 31, 2014 (year ended December 31, 2013 - nil). There were no reversals of previous write downs recognized in the year ended December 31, 2014 (year ended December 31, 2013 - nil). As at December 31, 2014, no inventories were pledged as security for liabilities (December 31, 2013 - nil).

CAPITAL POWER CORPORATION
Notes to the Consolidated Financial Statements
(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

15.	Derivative financial instruments and hedge accounting:

Derivative financial and non-financial instruments are held for the purpose of energy purchases, merchant trading or financial risk management

The derivative instruments assets and liabilities used for risk management purposes as described in note 31 consist of the following:

	December 31, 2014
	Energy and emission		Foreign	Interest
	derivatives		exchange	rate
	cash flow	non-	cash flow	non-
	hedges	hedges	hedges	hedges	Total
Derivative instruments assets:
Current	$27	$80	$21	$4	$132
Non-current	26	29	-	-	55

Derivative instruments liabilities:
Current	(1)	(58)	-	(5)	(64)
Non-current	(2)	(8)	-	-	(10)
Net fair value	$50	$43	$21	$(1)	$113

Net notional buys (sells):
Megawatt hours of electricity (millions)	(8)	(6)
Gigajoules of natural gas (millions)		5
Metric tons of emission allowances (millions)		(2)
Megawatt hours of renewable energy credits (millions)		(2)
Cross currency swaps and interest rate swaps (millions of U.S. dollars)			$195	$100
Interest rate swaps (millions of Canadian dollars)				$100

Range of remaining contract terms in years	0.1 to 4.0	0.1 to 6.3	6.5 to 11.5	6.5 to 10.9

	December 31, 2013
			Foreign	Interest
	Energy		exchange	rate
	cash flow	non-	cash flow	non-
	hedges	hedges	hedges	hedges	Total
Derivative instruments assets:
Current	$7	$24	$-	$-	$31
Non-current	22	13	1	-	36

Derivative instruments liabilities:
Current	(6)	(23)	(1)	(1)	(31)
Non-current	(5)	(5)	-	-	(10)
Net fair value	$18	$9	$-	$(1)	$26

Net notional buys (sells):
Megawatt hours of electricity (millions)	(10)	(4)
Gigajoules of natural gas (millions)	-	1
Cross currency swaps and interest rate swaps (millions of U.S. dollars)			$195	$100

Range of remaining contract terms in years	0.1 to 5.0	0.1 to 5.0	7.5 to 12.5	7.5

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

15.	Derivative financial instruments and hedge accounting, continued:

Fair values of derivative instruments are determined, when possible, using exchange or over-the-counter price quotations by reference to quoted bid, ask or closing market prices dependent on which is most representative of fair value in the circumstances, in the principal market for that instrument. The extent to which fair values of derivative instruments are based on observable market data is determined by the extent to which the market for the underlying commodity is judged to be active. When traded markets are not considered to be sufficiently active or do not exist, the Company uses appropriate valuation and price modeling techniques commonly used by market participants to estimate fair value. The Company may also rely on price forecasts prepared by third party market experts to estimate fair value when there are limited observable prices available. Fair values determined using valuation models require the use of assumptions concerning the amounts and timing of future cash flows. Fair value amounts reflect management’s best estimates and maximize, when available, the use of external readily observable market data including future prices, interest rate yield curves, foreign exchange rates, quoted Canadian dollar swap rates, counterparty credit risk, the Company’s own credit risk and volatility. When a valuation technique utilizes unobservable market data, no inception gains or losses are recognized, until inputs become observable. It is possible that the assumptions used in establishing fair value amounts will differ from future outcomes and the impact of such variations could be material.

Unrealized and realized pre-tax gains and (losses) on derivative instruments recognized in other comprehensive income and net income were:

	2014		2013
	Unrealized gains	Realized gains	Unrealized (losses) gains	Realized (losses) gains
Energy cash flow hedges	$49	$22	$(11)	$(34)
Energy and emission non-hedges	34	43	26	152
Foreign exchange cash flow hedges[1]	2	-	-	-
Foreign exchange non-hedges	-	-	-	(1)
Interest rate non-hedges	-	2	(1)	1

[1]	For the year ended December 31, 2014, unrealized gains of $19 million (year ended December 31, 2013 – nil) related to foreign exchange cash flow hedges were reclassified from other comprehensive income to net income to offset the impact of unrealized foreign exchange losses from the revaluation of U.S. dollar denominated loans and borrowings.

Realized and unrealized gains and losses relate only to derivative financial instruments. The following realized and unrealized gains and losses are included in the Company’s statements of income for the years ended December 31, 2014 and 2013:

	2014	2013
Revenues	$311	$214
Energy purchases and fuel	(212)	(70)
Foreign exchange loss	19	(1)
Finance expense	2	-

The Company has elected to apply hedge accounting on certain derivatives it uses to manage commodity price risk relating to electricity and natural gas prices and certain derivatives it uses to manage currency risk relating to U.S. dollar denominated loans and borrowings. For the year ended December 31, 2014, the changes in the fair value of the ineffective portion of hedging derivatives required to be recognized in the statement of income was nil (year ended December 31, 2013 - nil).

34

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

15.	Derivative financial instruments and hedge accounting, continued:

Net after tax gains related to derivative instruments designated as cash flow hedges are expected to settle and be reclassified to net income in the following periods:

December 31, 2014
Within one year	$29
Between one and five years	21
After five years	-
$50

The Company’s cash flow hedges extend to 2018 for energy cash flow hedges and to 2026 for foreign exchange cash flow hedges.

16.	Leases:

Finance lease receivables

	Minimum lease payments		Present value of minimum lease payments
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Amounts receivable under finance leases:
Less than one year	$57	$57	$20	$18
Between one and five years	229	229	89	82
More than five years	925	981	619	632
Unearned finance income	(483)	(535)	-	-
Lease payment receivable	728	732	728	732
Less current portion:
(included within trade and other receivables (note 13)	20	21	20	21
	$708	$711	$708	$711

The PPAs pertaining to the Company’s wind generation facilities located in Ontario (Kingsbridge and Port Dover and Nanticoke) and British Columbia (Quality Wind) are finance leases and expire in 2026, 2033 and 2037 respectively and have effective rates inherent in the leases of 3.21%, 6.21% and 4.86% respectively. The lease receivables contain unguaranteed residual values of $13 million, $44 million and nil for the Kingsbridge, Port Dover and Nanticoke and Quality Wind facilities respectively.

Details of the fair value of the finance lease receivables are provided in note 30.

Finance income of $43 million was recognized in revenues during the year ended December 31, 2014 (year ended December 31, 2013 - $20 million).

Facilities under operating leases

Certain power generation facilities owned by the Company operate under PPAs that convey the right to the holder of the agreement to use the related property, plant and equipment. Consequently, the Roxboro, Genesee units 1 and 2, and Island Generation power generation facilities are accounted for as assets under operating leases.

As at December 31, 2014, the cost of such property, plant and equipment was $1,211 million (December 31, 2013 - $1,188 million), less accumulated depreciation of $268 million (December 31, 2013 - $224 million).

The minimum future rental payments to be received on these PPAs are:

December 31, 2014
Within one year	$61
Between one and five years	248
After five years	81
$390

35

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

17.	Other financial assets:

	December 31, 2014	December 31, 2013
Other financial assets – non-current:
Loans and other long-term receivables	$16	$34
Available for sale - portfolio investments	2	2
	$18	$36

18.	Deferred tax:

Deferred tax assets and liabilities are attributable to the following as at December 31, 2014 and 2013:

	Assets		Liabilities		Net
	2014	2013	2014	2013	2014	2013
Losses carried forward	$21	$84	$-	$-	$21	$84
Difference in accounting and tax basis of property, plant and equipment	-	6	(153)	(87)	(153)	(81)
Difference in accounting and tax basis of intangible assets	18	42	(6)	(22)	12	20
Deferred partnership income	-	4	(1)	-	(1)	4
Derivative financial instruments	25	11	(50)	(16)	(25)	(5)
Share issue costs and deferred financing charges	2	5	-	-	2	5
Equity-accounted investment	5	-	-	-	5	-
Deferred revenue and other liabilities	23	20	-	-	23	20
Finance lease receivables	-	-	(149)	(148)	(149)	(148)
Decommissioning provisions	37	27	-	-	37	27
Goodwill	-	-	(8)	(8)	(8)	(8)
Prepaid reclamation amounts	-	-	(14)	(14)	(14)	(14)
Other provisions	11	9	-	-	11	9
Loans and borrowings	7	-	(1)	(1)	6	(1)
Trade and other receivables	1	-	-	-	1	-
Other assets	4	3	-	-	4	3
Deferred tax assets (liabilities)	$154	$211	$(382)	$(296)	$(228)	$(85)
Set off of tax	(133)	(116)	133	116	-	-
Net deferred tax assets (liabilities)	$21	$95	$(249)	$(180)	$(228)	$(85)

36

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

18.	Deferred tax, continued:

Movement in temporary differences during the year ended December 31, 2014:

	As at January 1, 2014	Recognized in net income	Recognized directly in other comprehensive income	Amounts relating to acquisitions and disposals	Recognized directly in equity	Reclassified from equity to net income	As at December 31, 2014
Losses carried forward	$84	$(65)	$3	$-	$7	$(8)	$21
Difference in accounting and tax basis of property, plant and equipment	(81)	(40)	-	(32)	-	-	(153)
Difference in accounting and tax basis of intangible assets	20	-	-	(8)	-	-	12
Deferred partnership income	4	(5)	-	-	-	-	(1)
Derivative financial instruments	(5)	(10)	(10)	-	-	-	(25)
Share issue costs and deferred financing charges	5	-	-	-	-	(3)	2
Equity-accounted investment	-	-	5	-	-	-	5
Deferred revenue and other liabilities	20	(1)	-	4	-	-	23
Finance lease receivables	(148)	1	-	(2)	-	-	(149)
Decommissioning provisions	27	7	1	2	-	-	37
Goodwill	(8)	1	(1)	-	-	-	(8)
Prepaid reclamation amounts	(14)	-	-	-	-	-	(14)
Other provisions	9	2	-	-	-	-	11
Loans and borrowings	(1)	-	-	7	-	-	6
Trade and other receivables	-	1	-	-	-	-	1
Other assets	3	1	-	-	-	-	4
	$(85)	$(108)	$(2)	$(29)	$7	$(11)	$(228)

Movement in temporary differences during the year ended December 31, 2013:

			Recognized	Amounts
			directly in other	relating to	Recognized	Reclassified	As at
	As at January	Recognized	comprehensive	acquisitions	directly in	from equity to	December 31,
	1, 2013	in net income	income	and disposals	equity	net income	2013
Losses carried forward	$59	$22	$4	$-	$7	$(8)	$84
Difference in accounting and tax basis of property, plant and equipment	(110)	6	(2)	25	-	-	(81)
Difference in accounting and tax basis of intangible assets	15	19	-	(14)	-	-	20
Deferred partnership income	18	(14)	-	-	-	-	4
Derivative financial instruments	2	(8)	3	(2)	-	-	(5)
Share issue costs and deferred financing charges	7	(4)	-	-	2	-	5
Other financial assets	(4)	5	-	(1)	-	-	-
Deferred revenue and other liabilities	18	-	-	2	-	-	20
Finance lease receivables	(84)	(52)	-	(12)	-	-	(148)
Decommissioning provisions	43	(21)	2	3	-	-	27
Goodwill	(8)	-	-	-	-	-	(8)
Prepaid reclamation amounts	(12)	-	-	(2)	-	-	(14)
Other provisions	11	(1)	(1)	-	-	-	9
Loans and borrowings	-	(1)	-	-	-	-	(1)
Other assets	3	-	-	-	-	-	3
	$(42)	$(49)	$6	(1)	$9	$(8)	$(85)

37

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

18.	Deferred tax, continued:

The deferred tax assets presented on the consolidated statements of financial position are recoverable based on estimated future earnings and the reversal of taxable temporary differences. The assumptions used in the estimate of future earnings are based on the Company’s cash flow projections, which include estimates described in note 11.

During the year ended December 31, 2014, the Company reversed previously recognized deferred tax assets of $73 million (US$66 million) relating to non-capital losses of $216 million (US$186 million) from U.S. subsidiaries that will expire between 2027 and 2033. At December 31, 2014, the Company has not recognized deferred tax assets on temporary differences of $177 million (December 31, 2013 - $155 million) and non-capital losses from U.S. subsidiaries totaling $281 million (US$242 million) (December 31, 2013: $38 million - US$36 million).

As at December 31, 2014, the Company has non-capital losses carried forward of $365 million (December 31, 2013 - $294 million), of which $281 million (US$242 million) (December 31, 2013: $236 million - US$222 million) relates to U.S. subsidiaries. These losses expire between 2027 and 2034.

19.	Intangible assets:

	Intangible work in progress	PPAs	Contract rights	Other rights	Emission credits	Software	Total
Cost
As at January 1, 2013	$12	$140	$35	$114	$33	$26	$360
Additions from separate acquisition	39	-	-	2	27	3	71
Additions into service	(13)	-	-	-	-	13	-
Disposal of North East U.S. assets	-	-	-	-	(15)	-	(15)
Other disposals	-	-	-	-	(7)	-	(7)
Transfers to finance lease receivables	(8)	-	-	(7)	-	-	(15)
Transfers to inventory	-	-	-	-	(9)	-	(9)
As at December 31, 2013	$30	$140	$35	$109	$29	$42	$385
Additions from separate acquisition	10	-	-	6	16	-	32
Additions into service	(5)	-	-	1	-	4	-
Acquisition through business combination (note 10)	36	-	-	-	-	-	36
Other disposals	-	-	-	-	(1)	(1)	(2)
Transfers to finance lease receivables	(5)	-	-	-	-	-	(5)
As at December 31, 2014	$66	$140	$35	$116	$44	$45	$446
Accumulated amortization
At January 1, 2013	$-	$(43)	$(1)	$(5)	$-	$(5)	$(54)
Amortization	-	(12)	(2)	(2)	-	(5)	(21)
As at December 31, 2013	$-	$(55)	$(3)	$(7)	$-	$(10)	$(75)
Amortization	-	(12)	(2)	(2)	-	(5)	(21)
As at December 31, 2014	$-	$(67)	$(5)	$(9)	$-	$(15)	$(96)
Net book value
As at January 1, 2013	$12	$97	$34	$109	$33	$21	$306
As at December 31, 2013	$30	$85	$32	$102	$29	$32	$310
As at December 31, 2014	$66	$73	$30	$107	$44	$30	$350

Acquired PPAs are recorded at the cost of acquisition. Under the terms of the Company’s Sundance and Joffre PPAs, the Company is obligated to make fixed and variable payments to the owners of the underlying generation units over their respective terms. Such amounts are recorded as operating expenses as incurred.

The Sundance PPA is owned under an equity syndication agreement with an equity syndicate. Under the terms of the agreement, the syndicate members receive their proportionate share of the committed generating capacity in exchange for their proportionate share of the price paid for the Sundance PPA and all payments to the generation unit owners.

38

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

19.	Intangible assets, continued:

Contract rights include the cost of acquired management and operations agreements and a 20-year agreement whereby the Company will sell Renewable Energy Credits produced by the Halkirk Wind Project to a third party.

Other rights include the cost of land lease agreements for use in wind and solar power projects in Alberta, British Columbia, and Ontario, and coal supply access rights relating to the Keephills 3 Project.

Impairments

No impairments of intangible assets were recognized during the year ended December 31, 2014 (year ended December 31, 2013 - nil). No previous impairments of intangible assets were reversed during the year ended December 31, 2014 (year ended December 31, 2013 - nil).

Capitalized borrowing costs

Borrowing costs were not capitalized on intangible assets during the years ended December 31, 2014 or 2013.

Restrictions on assets

There are no charges over the Company’s intangible assets.

20.	Property, plant and equipment:

	Construction work in progress	Land	Plant and equipment	Total
Cost
As at January 1, 2013	$91	$104	$3,932	$4,127
Additions	932	-	5	937
Additions into service	(91)	10	81	-
Disposal of North East U.S. assets	-	(7)	(747)	(754)
Retirements and other disposals	-	-	(1)	(1)
Transfers to finance lease receivables	(256)	-	-	(256)
Revisions to decommissioning costs	-	-	(38)	(38)
Foreign currency translation adjustments	-	-	51	51
As at December 31, 2013	$676	$107	$3,283	$4,066
Additions	201	-	-	201
Additions into service	(69)	4	65	-
Acquisitions through business combination (note 10)	-	-	103	103
Retirements and other disposals	-	(3)	(37)	(40)
Transfers to finance lease receivables	(1)	-	(7)	(8)
Revisions to decommissioning costs	-	-	32	32
Foreign currency translation adjustments	-	-	12	12
As at December 31, 2014	$807	$108	$3,451	$4,366
Accumulated depreciation
At January 1, 2013	$-	$-	$(499)	$(499)
Depreciation	-	-	(185)	(185)
Disposal of North East U.S. assets	-	-	162	162
Retirements and other disposals	-	-	1	1
Foreign currency translation adjustments	-	-	(14)	(14)
Impairments (note 11)	-	-	(6)	(6)
As at December 31, 2013	$-	$-	$(541)	$(541)
Depreciation	-	-	(155)	(155)
Retirements and other disposals	-	-	37	37
Foreign currency translation adjustments	-	-	(6)	(6)
As at December 31, 2014	$-	$-	$(665)	$(665)
Net book value
As at January 1, 2013	$91	$104	$3,433	$3,628
As at December 31, 2013	$676	$107	$2,742	$3,525
As at December 31, 2014	$807	$108	$2,786	$3,701

39

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

20.	Property, plant and equipment, continued:

Impairments

No impairments of property, plant and equipment were recognized during the year ended December 31, 2014 (year ended December 31, 2013 - $6 million) as described in note 11. No reversals of impairments on property, plant and equipment were recognized during the year ended December 31, 2014 (year ended December 31, 2013 - nil).

Capitalized borrowing costs

Details of borrowing costs capitalized as part of property, plant and equipment are provided in note 6. The average borrowing rate used to capitalize interest during the year was 5.26% (year ended December 31, 2013 – 5.26%) for projects financed using general borrowings. For the years ended December 31, 2014 and December 31, 2013, there were no projects financed using specific borrowings that were included as part of property, plant and equipment.

Restrictions on assets

Details of charges over land, plant and equipment are provided in note 23.

21.	Goodwill:

	2014	2013
Cost
As at January 1	$23	$46
Disposal of North East U.S. assets	-	(24)
Foreign currency translation adjustments	2	1
As at December 31	$25	$23
Accumulated impairments
As at January 1	$-	$(24)
Disposal of North East U.S. assets	-	24
As at December 31	$-	$-
Net book value
As at January 1	$23	$22
As at December 31	$25	$23

The aggregate carrying amounts of goodwill allocated to the Company’s CGUs at December 31, 2014 and December 31, 2013 are substantially all related to the Company’s Southport CGU.

Impairments

No impairments of goodwill were recorded in the consolidated statement of income for the year ended December 31, 2014 (year ended December 31, 2013 – nil).

22.	Trade and other payables:

	December 31, 2014	December 31, 2013
Operating accruals	$99	$110
Trade payables	34	36
Dividends and distributions payable	35	31
Accrued interest	15	15
Income taxes payable	2	6
	$185	$198

40

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

23.	Loans and borrowings:

	Effective interest rate	December 31, 2014	December 31, 2013
CPLP unsecured senior debt payable to EPCOR
Due in 2016 at 6.75%	6.16%	$130	$130
Due in 2018 at 5.80%	5.63%	164	164
Due between 2015 and 2018 at 9.00%	7.41%	40	47
Total CPLP debt payable to EPCOR		334	341
Less: current portion		334	341
		-	-

CPLP debt payable to non-related parties
Unsecured senior medium-term notes, at 4.60% payable semi-annually, due in 2015	4.69%	249	300
Unsecured senior medium-term notes, at 4.85% payable semi-annually, due in 2019	4.96%	250	250
Unsecured senior medium-term notes, at 5.28% payable semi-annually, due in 2020	5.34%	300	300
Unsecured senior notes (US$230), at 5.21% payable semi-annually, due in 2021	5.29%	267	245
Unsecured senior notes (US$65), at 5.61% payable semi-annually, due in 2026	5.67%	75	69
Revolving extendible credit facilities (US$30), at floating rates, due in 2018	2.89%	17	-
Non-recourse financing:
Joffre Cogeneration Project, at 8.59% payable quarterly, due in 2020	8.31%	29	34
Macho Springs, at 6.90% payable quarterly, due in 2031	6.9%	59	-
Tax-equity financing:
Macho Springs, at 13.85% payable quarterly	13.85%	16	-
Total CPLP debt payable to non-related parties		1,262	1,198
Less: current portion		265	5
		997	1,193
Less: deferred debt issue costs		10	12
		$987	$1,181

Unsecured senior debt payable to EPCOR

The unsecured senior debt payable to EPCOR matures between 2015 and 2018. As at December 31, 2014 and 2013, since EPCOR owns less than 20% of the outstanding limited partnership units of CPLP, EPCOR may, by written notice, require repayment of all or any portion of the outstanding principal amount of this debt and accrued interest thereon. As a result, as at December 31, 2014 and 2013, all of the unsecured senior debt payable to EPCOR has been classified as current loans and borrowings.

Unsecured senior medium-term notes

During the year ended December 31, 2014, the Company repurchased $51 million of its 4.60% unsecured medium-term notes due in 2015 (year ended December 31, 2013 - nil) and incurred $2 million in finance charges associated with the early extinguishment of the debt (note 6).

41

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

23.	Loans and borrowings, continued:

Non-recourse financing

Joffre Cogeneration Project financing represents the Company’s share of syndicated loans for the project. The debt is secured by a charge against project assets which have a carrying amount of $66 million.

Macho Springs financing represents loans for the project. The debt is secured by a charge against project assets which have a carrying amount of $103 million.

Tax-equity financing

Macho Springs tax equity financing represents the initial equity investment made by the project investor adjusted for earnings, tax benefits and cash distributions paid to date. The maturity date of this obligation is subject to change and is driven by the date on which the project investor reaches the agreed upon target rate of return. The Company anticipates the maturity date will occur in 2017.

CPLP revolving extendible credit facilities

Unsecured credit facilities of $700 million committed to 2018 and uncommitted amounts of $20 million, are available to CPLP. As at December 31, 2014, the Company had U.S. LIBOR loans of $17 million (US$14 million) outstanding under these facilities (December 31, 2013 – nil). Additional uncommitted amounts of $5 million are available to the Company and are undrawn at December 31, 2014 (December 31, 2013 – $5 million).

The Company also has unsecured credit facilities of $500 million available through its CPLP subsidiary. These facilities have a maturity date of July 9, 2018. As at December 31, 2014, no amounts have been drawn on these facilities (December 31, 2013 – nil), and letters of credit of $122 million (December 31, 2013 – $160 million) have been issued as described in note 36.

Under the terms of the extendible facilities, the Company’s subsidiary, CPLP, may obtain advances by way of Canadian or U.S. prime loans, U.S. base rate loans, U.S. LIBOR loans and bankers’ acceptances. Amounts drawn by way of prime or base rate loans each bear interest at the prevailing Canadian Prime, U.S. Prime, or U.S. base rate respectively, plus a spread ranging from nil to 1.25%, depending on CPLP’s credit rating. Amounts drawn by way of U.S. LIBOR loans or bankers’ acceptances bear interest at the prevailing LIBOR rate or applicable bankers’ acceptance rate plus a spread ranging from 1.00% to 2.25%, depending on CPLP’s credit rating.

24.	Provisions:

	December 31, 2014	December 31, 2013
Decommissioning	$161	$120
Employee benefits [1]	56	50
Other	3	5
	220	175
Less: current portion	22	27
	$198	$148

[1]	Included in the employee benefits provision is $13 million pertaining to the share-based payment obligations described in note 29, of which $13 million is vested at December 31, 2014 (December 31, 2013 - $8 million total share based payment obligation, $8 million vested).

42

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

24.	Provisions, continued:

	Decommissioning	Employee benefits	Other	Total
As at January 1, 2013	$173	$52	$13	$238
Additional liabilities incurred	16	31	-	47
Liabilities settled	(1)	(29)	-	(30)
Amounts reversed unused	-	(4)	(8)	(12)
Foreign currency translation adjustments	3	-	-	3
Revisions to decommissioning costs (note 20)	(38)	-	-	(38)
Unwinding of the discount (note 6)	4	-	-	4
Settlement on disposal North East U.S. assets	(37)	-	-	(37)
As at December 31, 2013	$120	$50	$5	$175
Additional liabilities incurred	2	22	(1)	23
Additional liabilities acquired in business combination (note10)	3	-	-	3
Liabilities settled	(1)	(15)	-	(16)
Amounts reversed unused	1	(1)	(1)	(1)
Foreign currency translation adjustments	1	-	-	1
Revisions to decommissioning costs (note 20)	32	-	-	32
Unwinding of the discount (note 6)	3	-	-	3
As at December 31, 2014	$161	$56	$3	$220

Decommissioning provisions

The Company has recorded decommissioning provisions for its power generation facilities and the Genesee coal mine as it is obliged to remove the facilities at the end of their useful lives and restore the power facilities and mine sites to their original condition. Decommissioning provisions for the coal mine are incurred over time as new areas are mined, and a portion of the liability is settled over time as areas are reclaimed prior to final pit reclamation.

At December 31, 2014, the Company estimates the undiscounted amount of cash flow required to settle its decommissioning obligations is approximately $302 million, calculated using an inflation rate of 2%. The expected timing for settlement of the obligations is between 2015 and 2061, which reflects the anticipated useful lives of the different power facilities. The majority of the payments to settle the obligations are expected to occur between 2033 and 2061 for the power generation facilities and between 2015 and 2020 for the un-reclaimed sections of the Genesee coal mine. Discount rates used to calculate the carrying amount of the obligations range from 0.99% to 2.34%. The actual timing and costs to settle decommissioning obligations may vary from estimates as a result of changes to contractor rates required to perform the decommissioning.

No assets have been legally restricted for settlement of these liabilities.

Other provisions

The Company holds retail and commercial natural gas customer contracts in Alberta. The future unavoidable costs of meeting the terms of these contracts are expected to exceed the economic benefits to be received under these contracts. As a result, a provision has been recorded on the consolidated statement of financial position to reflect the estimated present value of the loss on these contracts. The expected timing of settlement of these contracts range from 2015 to 2046 and the costs were discounted using risk free rates between 1.01% and 2.48%. The timing and amount of settlement of the obligation is dependent on expectations of renewal of the contracts and expectations over the forward price of natural gas.

43

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

25.	Share capital:

Authorized shares

Number of shares authorized
Common shares	unlimited
Preference shares, issuable in series	unlimited
Special voting shares	unlimited
Special limited voting share	one

Issued and fully paid shares

	Common shares		Preference shares		Special voting shares
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
As at January 1, 2013	69,955,693	$1,635	11,000,000	$268	28,441,000	$-
Shares issued	-	-	8,000,000	200	-	-
Share issue costs	-	-	-	(6)	-	-
Deferred taxes on share issue costs	-	-	-	2	-	-
Shares exchanged [1]	9,600,000	202	-	-	(9,600,000)	-
Share purchase options exercised (note 29)	1,757	-	-	-	-	-
Dividend reinvestment plan	1,332,428	27	-	-	-	-
As at December 31, 2013	80,889,878	$1,864	19,000,000	$464	18,841,000	$-
Share purchase options exercised (note 29)	1,028,778	26	-	-	-	-
Dividend reinvestment plan	1,542,240	37	-	-	-	-
As at December 31, 2014	83,460,896	$1,927	19,000,000	$464	18,841,000	$-

[1]	During the year ended December 31, 2013, EPCOR exchanged 9,600,000 of its exchangeable limited partnership units in CPLP on a one-for-one basis for common shares of Capital Power and subsequently entered into an agreement for a secondary offering of 9,600,000 common shares of Capital Power at an offering price of $21.00 per common share. There were no exchanges that occurred during the year ended December 31, 2014.

There were no transactions in respect of the special voting limited share during the years ended 2014 and 2013.

The Company’s shares are subject to a Shareholder Rights Plan (Rights Plan). The objective of the Rights Plan is to ensure, to the extent possible, the fair treatment of all shareholders in connection with any take-over bid for the securities of the Company, and to provide the Board with sufficient time to evaluate unsolicited take-over bids and to explore and develop alternatives to maximize shareholder value. The Rights Plan will continue in force until the end of the annual meeting of shareholders in 2016 subject to any changes in applicable securities law requirements.

44

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

25.	Share capital, continued:

Cumulative rate reset preference shares

Preferred shares	Dividend per share per annum[1]	Dividend rate reset	Redemption terms	Conversion terms[2]
Series 1	$1.15	Dividend rate will be reset on December 31, 2015 and every five years thereafter at a rate equal to the sum of the then five-year Government of Canada bond yield and 2.17%.	Series 1 shares are redeemable by Capital Power, at its option, on December 31, 2015 and on December 31 of every fifth year thereafter.	Right to convert all or any part of shares into Series 2 Cumulative Floating Rate Preference Shares, subject to certain conditions, on December 31, 2015 and on December 31 of every fifth year thereafter.
Series 3	$1.15	Dividend rate will be reset on December 31, 2018 and every five years thereafter at a rate equal to the sum of the then five-year Government of Canada bond yield and 3.23%.	The Series 3 shares are redeemable by Capital Power, at its option, on December 31, 2018 and on December 31 of every fifth year thereafter.	Right to convert all or any part of their shares into Series 4 Cumulative Floating Rate Preference Shares, subject to certain conditions, on December 31, 2018 and on December 31 of every fifth year thereafter.
Series 5	$1.125	Dividend rate will be reset on June 30, 2018 and every five years thereafter at a rate equal to the sum of the then five-year Government of Canada bond yield and 3.15%.	Series 5 shares are redeemable by Capital Power, at its option, on June 30, 2018 and on June 30 of every fifth year thereafter.	Right to convert all or any part of their shares into Series 6 Cumulative Floating Rate Preference Shares, subject to certain conditions, on June 30, 2018 and on June 30 of every fifth year thereafter.

[1]	Holders of Series 1, Series 3, and Series 5 shares will be entitled to receive fixed cumulative quarterly dividends that yield 4.60%, 4.60%, and 4.50%, respectively, per annum payable on the last business day of March, June, September and December of each year, as and when declared by the board of directors of Capital Power.

[2]	Holders of Series 2, Series 4, and Series 6 shares will be entitled to receive a cumulative quarterly floating dividend at a rate equal to the sum of the then 90-day Government of Canada Treasury Bill yield plus 2.17%, 3.23% and 3.15%, respectively, as and when declared by the board of directors of Capital Power.

Special voting shares

The special voting shares and special limited voting shares were issued to a related party, EPCOR. The special limited voting share entitles holders the right to vote as a class on any matter that would: (i) change the location of Capital Power’s head office to a place other than the City of Edmonton in the Province of Alberta; (ii) amend the articles of Capital Power to, or result in a transaction that would, in each case, impact the location of the head office or its meaning as defined in Capital Power’s articles; or (iii) amend the rights attaching to the special limited voting share.

The special voting shareholders are entitled to nominate and elect four Directors to the Company’s Board of Directors, provided that they own not less than 20% of the aggregate number of outstanding Capital Power common shares and CPLP exchangeable LP units (exchangeable for Capital Power common shares). The special voting shareholders are entitled to nominate and elect two Directors to the Company’s Board of Directors, provided that they own less than 20% but not less than 10% of the aggregate number of outstanding Capital Power common shares and CPLP exchangeable LP units.

45

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

25.	Share capital, continued:

The common and preferred share dividends declared and paid by the Company for the years ended December 31, 2014 and December 31, 2013 are summarized as follows:

		Dividends declared				Dividends paid
	2014		2013		2014		2013
	Per share	Total	Per share	Total	Per share	Total	Per share	Total
Common [1,2]	$1.3100	$108	$1.2600	$92	$1.2850	$105	$1.2600	$89
Preference, Series 1	1.1500	6	1.1500	6	1.1500	6	1.1500	6
Preference, Series 3	1.1500	7	1.1776	7	1.1500	7	1.1776	7
Preference, Series 5	1.125	9	0.8954	7	1.125	9	0.8954	7

[1]	On July 25, 2014, the Company’s Board of Directors approved an increase of 7.9% in the quarterly dividend to $1.36 per common share effective for the third quarter of 2014.

[2]	For the year ended December 31, 2014, dividends paid on common shares consist of $68 million paid in cash and $37 million paid through the Company’s dividend reinvestment plan as common shares issued. For the year ended December 31, 2013, dividends paid on common shares consist of $62 million paid in cash and $27 million paid through the Company’s dividend reinvestment plan as common shares issued.

26.	Other reserves:

Components of other comprehensive income and other reserves are established as follows:

Cash flow hedges

The cash flow hedging reserve represents the cumulative portion of gains and losses on hedging instruments deemed effective in cash flow hedges. The cumulative deferred gains or losses on the hedging instrument is reclassified to net income or loss only when the hedged transaction affects the net income or loss, or is included as a basis adjustment to the non-financial hedged item, consistent with the relevant accounting policy.

Cumulative translation account

The cumulative translation reserve for foreign operations represents the cumulative portion of gains and losses on retranslation of foreign operations that have a functional currency other than Canadian dollars. The cumulative deferred gain or loss on the foreign operation is reclassified to net income or loss only on disposal of the foreign operation.

Defined benefit plan actuarial gains and losses

The defined benefit plan actuarial gains and losses represent the cumulative differences between actual and expected experience and from changes in actuarial assumptions used to determine the accrued benefit obligation.

Employee benefits reserve

The equity-settled employee benefits reserve reflects share options granted to employees under the employee share option plan. Information about share-based payments to employees is disclosed in note 29.

46

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

27.	Change in non-cash operating working capital:

	2014	2013
Trade and other receivables	$25	$108
Inventories	(13)	(10)
Trade and other payables	(6)	(31)
Deferred revenue and other liabilities	(1)	-
Provisions	(4)	4
	$1	$71

28.	Related party balances and transactions:

Nature of transactions

Sales and purchases between the Company and its subsidiaries, or between subsidiaries of the Company, are made at normal market prices. Transactions between the Company and its subsidiaries and transactions between subsidiaries are eliminated on consolidation.

As described in note 34, the Company is party to a number of joint arrangements, primarily for the construction and operation of power generation facilities. The joint arrangements provide energy to the Company and the Company provides management and operation services to the joint arrangements. Transactions with joint arrangements are eliminated to the extent of the Company’s interest in the joint arrangement.

The Company provides electricity to EPCOR’s residential customers and EPCOR provides distribution and transmission services to the Company along with various other services pursuant to service agreements arranged with EPCOR.

Transactions and balances

The following transactions took place during the years ended December 31, 2014 and December 31, 2013 between the Company and its related parties:

	2014	2013
Revenues – energy sales:
EPCOR and City of Edmonton [1]	$13	$27
Energy purchases and fuel:
EPCOR [2]	2	1
Purchase of raw materials and other services:
EPCOR	8	6
Finance expense:
EPCOR [3]	13	18

[1]	Energy sales of $11 million (year ended December 31, 2013 - $6 million) to EPCOR, and $2 million (year ended December 31, 2013 - $21 million) to the City of Edmonton.

[2]	Energy purchases and fuel include energy distribution and transmission charges from EPCOR, net of charges flowed through to the City of Edmonton.

[3]	Net finance expenses on loans and borrowings owed to EPCOR.

47

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

28.	Related party balances and transactions, continued:

	December 31, 2014	December 31, 2013
Trade and other receivables from related parties:
EPCOR and City of Edmonton [1]	$3	$6
Intangible assets:
EPCOR [2]	4	4
Property, plant and equipment:
EPCOR [3]	8	4
Trade and other payables to related parties:
EPCOR [4]	13	14
Current provisions:
EPCOR [5]	-	1
Non-current provisions:
EPCOR [5]	2	2
Loans and borrowings from related parties (including current portion):
EPCOR (note 23)	334	341
Share capital:
EPCOR (note 25)	-	-

[1]	Trade and other receivables includes $3 million (December 31, 2013 - $1 million) relating to energy sales to EPCOR, and nil (December 31, 2013 - $5 million) related to energy sales to the City of Edmonton.
[2]	Contributions made to EPCOR for the construction of aerial and underground transmission lines.
[3]	Interest on loans and borrowings from EPCOR capitalized to property, plant and equipment during the period.
[4]	Trade and other payables includes interest accrued on the loans and borrowings owed to EPCOR of $6 million (December 31, 2013 - $6 million) and distributions payable to EPCOR of $7 million (December 31, 2013 - $6 million).
[5]	The provision amounts represent an obligation to EPCOR for future maintenance costs associated with EPCOR’s Rossdale plant through 2019.

In addition to the transactions disclosed above, the Company’s subsidiary CPLP has recorded total distributions of $25 million to EPCOR for the year ended December 31, 2014 (year ended December 31, 2013 - $33 million). CPLP paid distributions of $24 million to EPCOR in the year ended December 31, 2014 (year ended December 31, 2013 - $36 million).

No provisions for doubtful debts have been established against the trade and other receivables balances for any related party. No bad debt expense was recognized in relation to any transaction with a related party that occurred during the year (2013 - nil).

Details of any commitments between Capital Power and its related parties are disclosed in note 35.

Compensation of key management personnel

	2014	2013
Short-term employee benefits	$5	$5
Termination benefits	-	-
Share-based payments	4	2
	$9	$7

Key management personnel include certain executive officers of the Company in addition to the Directors of the Company.

48

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

29.	Share-based payments:

Share purchase options

Under the Company’s long-term incentive plan, the Company provides share purchase options to certain employees to purchase common shares, provided that the number of shares reserved for issuance will not exceed 10% of the common shares to be outstanding at closing and that the aggregate number of shares issued by the Company under this plan will not exceed 7,094,506 common shares.

In March 2014, the Company granted 725,571 share purchase options with one third vesting on March 12 of each of 2015, 2016 and 2017. The fair values of these options at grant date were $1.83, $1.90 and $1.96 per option for the 2015, 2016 and 2017 tranches respectively. Granted options may be exercised within 7 years of the grant date at a price of $24.80 per share.

In March 2013, the Company granted 740,304 share purchase options with one third vesting on March 14 of each of 2014, 2015 and 2016. The fair values of these options at grant date were $1.28, $1.31 and $1.34 per option for the 2014, 2015 and 2016 tranches respectively. Granted options may be exercised within 7 years of the grant date at a price of $21.76 per share.

The following assumptions were used in estimating the fair value of the granted share purchase options:

	Share purchase options issued in:
	2014	2013
Share price at grant date	$ 24.80	$ 21.76
Expected volatility [1]	15.2%	14.4%
Expected option life [2]	4.5 years	4.5 years
Expected dividend yield	5.08%	5.79%
Risk-free interest rate [3]	1.85%	1.25%
Exercise price	$ 24.80	$ 21.76
Expiry date	March 12, 2021	March 14, 2020

[1]	Volatility was estimated based on the historical volatility in the share prices of the Company’s peer group.

[2]	Represents the weighted average expected life of the three tranches for each grant date.

[3]	Based on the Government of Canada zero-coupon yield curve. Represents the weighted average risk-free rate of the three tranches for each grant date.

The following illustrates the movements on share purchase options during the years ended December 31, 2014 and 2013:

	2014		2013
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Options outstanding, as at January 1	4,210,458	$23.44	4,385,712	$23.75
Granted	725,571	24.80	740,304	21.76
Exercised [4]	(1,028,778)	23.41	(1,757)	22.50
Forfeited	(149,802)	23.37	(913,801)	23.55
Options outstanding, as at December 31	3,757,449	$23.72	4,210,458	$23.44
Vested options outstanding, as at December 31	2,319,938	$23.65	2,558,124	$23.48

[4]	The weighted average share price at the date of exercise was $26.10 (2013 - $23.23).

49

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

29.	Share-based payments, continued:

Share purchase options, continued

During the year ended December 31, 2014, the Company recorded compensation expenses of $1 million related to share purchase options in staff costs and employee benefits expense (year ended December 31, 2013 - $1 million).

The weighted average remaining contractual life of the Company’s outstanding share purchase options as at December 31, 2014 is 4.0 years (December 31, 2013 – 4.2 years). The exercise prices of share purchase options outstanding as at December 31, 2014 range from $21.76 to $24.90 (December 31, 2013 - $21.76 to $24.90).

Performance share units

Capital Power grants performance share units (PSUs) to certain employees, which entitles those employees to receive payments based on an equivalent number of common shares at a specified release date for an amount equal to the market price of such number of common shares on the release date. PSUs are paid out three years from the grant date and vest as service is rendered over that three-year period. Participants receive payments based on the number of units vested including dividend equivalents with an ending value based on the prevailing market price at the time of payment. PSUs will be paid in cash based on the Company’s share performance relative to a group of peer organizations ranging from 0 percent to 200 percent times the market price of the PSU at the release date.

	2014	2013
PSUs outstanding, as at January 1	378,436	356,933
Granted [1]	105,777	202,083
Released [2]	(76,613)	(75,002)
Dividends reinvested	35,737	26,825
Forfeited	(85,043)	(132,403)
PSUs outstanding, as at December 31	358,294	378,436

1 The fair value of the PSUs at the grant date was $23.48 (2013 - $23.16).

2 The weighted average share price at the date of release was $22.45 (2013 - $22.24).

During the year ended December 31, 2014, the Company recorded compensation expenses of $5 million (year ended December 31, 2013 - $2 million) related to the outstanding PSUs in staff costs and employee benefits expense.

Restricted share units

Capital Power grants restricted share units (RSUs) to certain employees, which entitles those employees to receive payments based on an equivalent number of common shares at a specified release date for an amount equal to the market price of such number of common shares on the release date. RSUs are paid out three years from the grant date and vest as service is rendered over that three-year period. RSUs will be paid out to participants in cash based on the number of units vested including dividend equivalents with an ending value based on the prevailing market price of Capital Power common shares at the time of payment.

2014
RSUs outstanding, as at January 1	-
Granted [1]	89,368
Released [2]	(1,544)
Dividends reinvested	3,195
Forfeited	(6,838)
RSUs outstanding, as at December 31	84,181

1 The fair value of the RSUs at the grant date was $23.48 (2013 – nil).

2 The weighted average share price at the date of release was $25.96 (2013 – nil).

50

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

29.	Share-based payments, continued:

Restricted share units, continued

During the year ended December 31, 2014, the Company recorded compensation expenses of $1 million (year ended December 31, 2013 – nil) related to the outstanding RSUs in staff costs and employee benefits expense.

Deferred stock units

The Company has approved a deferred stock unit (DSU) plan pursuant to which non-employee directors of the Company receive their annual equity retainer in the form of DSUs. Directors are entitled to elect to receive their annual retainer, committee retainer, and/or committee chair retainer in full or partial DSUs. Directors will receive additional DSUs in respect of dividends payable on common shares of the Company based on the value of a DSU at that time. DSUs vest immediately and are redeemed for cash six months after a director’s resignation from the Board, using the average closing price of the Company’s common shares on the TSX for the five trading days immediately before the redemption date. During the year ended December 31, 2014, the Company recorded compensation expenses of $1 million (year ended December 31, 2013 – $1 million) related to the outstanding DSUs in staff costs and employee benefits expense.

30.	Financial instruments:

Fair values

The Company classifies its cash and cash equivalents as loans and receivables and measures them at amortized cost which approximates their fair values.

Trade and other receivables and current other financial assets are classified as loans and receivables; trade and other payables are classified as other financial liabilities; all of which are measured at amortized cost and their fair values are not materially different from their carrying amounts due to their short-term nature.

The classification, carrying amount and fair value of the Company’s other financial instruments are summarized as follows:

		December 31, 2014		December 31, 2013
	Fair value hierarchy level	Carrying amount	Fair value	Carrying amount	Fair value
Other financial assets – non-current (note 17)
Loans and receivables	Level 2	$16	$17	$34	$34
Finance lease receivable (note 16)
Loans and receivables	Level 2	708	726	711	647
Loans and borrowings (note 23) Other financial liabilities (includes current portion)	Level 2	1,586	1,670	1,527	1,561

Loans and receivables

The fair values of the Company’s finance lease receivables and other loans and receivables are estimated by discounting the expected future cash flows of these instruments at current market interest rates for comparable instruments with similar terms, plus an estimated credit spread based on the counterparty credit risk as at December 31, 2014 and December 31, 2013.

Loans and borrowings

The fair value of the Company’s loans and borrowings is based on determining a current yield for the Company’s loans and borrowings as at December 31, 2014 and December 31, 2013. This yield is based on an estimated credit spread for the Company over the yields of long-term Government of Canada and U.S. Government bonds that have similar maturities to the Company’s loans and borrowings. The estimated credit spread is based on the Company’s indicative spread as published by independent financial institutions.

51

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

30.	Financial instruments, continued:

Fair value hierarchy

The following tables present the Company’s financial instruments measured at fair value on a recurring basis in the consolidated statement of financial position, classified using the fair value hierarchy:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
Derivative financial instruments assets
Commodity derivatives	$-	$162	$-	$162
Foreign exchange derivatives	-	21	-	21
Interest rate derivatives	-	4	-	4
	$-	$187	$-	$187
Derivative financial instruments liabilities
Commodity derivatives	-	(69)	-	(69)
Interest rate derivatives	-	(5)	-	(5)
	$-	$(74)	$-	$(74)

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Derivative financial instruments assets
Commodity derivatives	$-	$66	$-	$66
Foreign exchange derivatives	-	1	-	1
	$-	$67	$-	$67
Derivative financial instruments liabilities
Commodity derivatives	-	(39)	-	(39)
Foreign exchange derivatives	-	(1)	-	(1)
Interest rate derivatives	-	(1)	-	(1)
	$-	$(41)	$-	$(41)

There were no significant transfers between levels in the fair value hierarchy for the years ended December 31, 2014 and 2013.

Details of the fair values of the Company’s derivative instruments and the valuation techniques used in determination of the fair values are described in note 15.

Continuity of Level 3 balances

The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model used to determine fair value. In addition to these unobservable inputs, the valuation model for Level 3 instruments also relies on a number of inputs that are observable either directly or indirectly. Accordingly, the unrealized gains and losses shown below include changes in the fair value related to both observable and unobservable inputs. As at December 31, 2014 and 2013, the Company did not classify any financial instruments in Level 3 of the hierarchy. Derivative instruments previously classified as Level 3 were disposed of as part of the North East U.S. assets in the third quarter of 2013.

The following table summarizes the changes in the fair value of financial instruments classified in Level 3:

	2014	2013
As at January 1 [1]	$-	$(16)
Unrealized and realized gains included in net income [2]	-	26
Settlements	-	(10)
As at December 31	$-	$-
Total unrealized gains for the year included in net income	$-	$16

[1]	The fair value of derivative instruments is presented on a net basis.
[2]	Gains and losses are recorded in revenues or energy purchases and fuel, as appropriate.

52

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

30.	Financial instruments, continued:

Offsetting of financial assets and liabilities

The Company’s commodity trading transactions are typically transacted on an exchange or under International Swap Dealers Association (ISDA) Master Agreements or similar master agreements. In general, under the Company’s trading agreements the amounts owed by each counterparty that are due on a single day in respect of all transactions outstanding in the same currency under the agreement are aggregated into a single net amount being payable by one party to the other. Such amounts meet the criteria for offsetting and are presented as such on the Company’s statements of financial position. In certain circumstances, including when a credit event such as a default occurs, generally all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable by one party to the other in settlement of all transactions. Amounts that may only be offset in these circumstances do not meet the criteria for offsetting on the Company’s statements of financial position.

The Company also has an agreement in place with one of its energy trading counterparties that conveys to the counterparty the right to set-off amounts receivable and amounts payable between the Company and the counterparty in certain circumstances, including when a credit event such as a default occurs on the part of the Company. Such amounts do not meet the criteria for offsetting on the Company’s statements of financial position.

The Company issues and accepts collateral in the form of cash and letters of credit in respect of its commodity trading transactions. Such collateral is generally subject to standard industry terms. The terms generally also give each counterparty the right to terminate the related transactions upon the other counterparty’s failure to post collateral.

Financial assets subject to offsetting, enforceable master netting arrangements or similar arrangements

As at December 31, 2014

Related amounts not offset in the
statement of financial position
		Gross amounts of	Net amounts of
		recognized financial	financial assets
	Gross amounts	liabilities offset in the	presented in the
Types of	of recognized	statement of financial	statement of	Financial	Collateral
financial assets	financial assets	position	financial position [1]	instruments	received [2]	Net amount
Commodity
trading assets	$230	$(10)	$220	$(55)	$(2)	$163

[1]	The net amounts of commodity trading assets presented in the statement of financial position include current derivative instruments assets of $107 million, non-current derivative instruments assets of $55 million and trade and other receivables of $58 million.
[2]	Collateral received relating to the net financial assets disclosed above is in the form of letters of credit received from the Company’s counterparties.

Financial liabilities subject to offsetting, enforceable master netting arrangements or similar arrangements

As at December 31, 2014

Related amounts not offset in the
statement of financial position
		Gross amounts of	Net amounts of
	Gross amounts	recognized financial	financial liabilities
Types of	of recognized	assets offset in the	presented in the
financial	financial	statement of financial	statement of	Financial	Collateral
liabilities	liabilities	position	financial position [3]	instruments	pledged [4]	Net amount
Commodity
trading liabilities	$109	$(10)	$99	$(57)	$(10)	$32

[3]	The net amounts of commodity trading liabilities presented in the statement of financial position include current derivative instruments liabilities of $59 million, non-current derivative instruments liabilities of $10 million and trade and other payables of $30 million.

53

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

30.	Financial instruments, continued:

Offsetting of financial assets and liabilities, continued

[4]	Collateral pledged against the net financial liabilities disclosed above consists of $9 million in cash collateral and $1 million in letters of credit issued.

Financial assets subject to offsetting, enforceable master netting arrangements or similar arrangements

As at December 31, 2013

Related amounts not offset in the
statement of financial position
		Gross amounts of	Net amounts of
		recognized financial	financial assets
	Gross amounts	liabilities offset in the	presented in the
Types of	of recognized	statement of financial	statement of	Financial	Collateral
financial assets	financial assets	position	financial position [1]	instruments	received [2]	Net amount
Commodity
trading assets	$139	$(9)	$130	$(21)	$(2)	$107

[1]	The net amounts of commodity trading assets presented in the statement of financial position include current derivative instruments assets of $31 million, non-current derivative instruments assets of $35 million and trade and other receivables of $64 million.

[2]	Collateral received relating to the net financial assets disclosed above is in the form of letters of credit received from the Company’s counterparties.

Financial liabilities subject to offsetting, enforceable master netting arrangements or similar arrangements

As at December 31, 2013

Related amounts not offset in the
statement of financial position
		Gross amounts of	Net amounts of
	Gross amounts	recognized financial	financial liabilities
Types of	of recognized	assets offset in the	presented in the
financial	financial	statement of financial	statement of	Financial	Collateral
liabilities	liabilities	position	financial position [3]	instruments	pledged [4]	Net amount
Commodity trading liabilities	$86	$(9)	$77	$(28)	$(4)	$45

[3]	The net amounts of commodity trading liabilities presented in the statement of financial position include current derivative instruments liabilities of $29 million, non-current derivative instruments liabilities of $10 million and trade and other payables of $38 million.

[4]	Collateral pledged against the net financial liabilities disclosed above consists of $3 million in cash collateral and $1 million in letters of credit issued.

31.	Risk management:

Risk management overview

The Company is exposed to a number of different financial risks, arising from business activities and its use of financial instruments, including market risk, credit risk and liquidity risk. The Company’s overall risk management process is designed to identify, manage and mitigate business risk which includes, among other risks, financial risk. Risk management is overseen by the Company’s executive team according to objectives, targets, and policies approved by the Capital Power Board of Directors. The executive team is comprised of a senior management group.

54

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

31.	Risk management, continued:

Risk management overview, continued

Risk management strategies, policies, and limits are designed to help ensure the risk exposures are managed within the Company’s business objectives and risk tolerance. The Company’s financial risk management objective is to protect and limit the volatility in income and cash flow.

Commodity price risk management and the associated credit risk management are carried out in accordance with the respective commodity, credit, and financial exposures risk management policies, as approved by the executive team and the Board of Directors. Financial risk management including foreign exchange risk, interest rate risk, liquidity risk, and the associated credit risk, is carried out by a centralized Treasury function, also in accordance with a financial risk management policy approved by the executive team and the Board of Directors. Capital Power’s Audit Committee of the Board of Directors, in its oversight role, monitors the assessment of financial risk management controls and procedures to ensure compliance with applicable policies.

Market risk

Market risk is the risk of loss that results from changes in market factors such as commodity prices, foreign currency exchange rates, interest rates and equity prices. The level of market risk to which the Company is exposed at any point in time varies depending on market conditions, expectations of future price or market rate movements and the composition of the Company’s financial assets and liabilities held, non-trading physical asset and contract portfolios, and trading portfolios.

To manage the exposure related to changes in market risk, the Company uses various risk management techniques including derivative instruments. Derivative instruments may include forward contracts, fixed-for-floating swaps (or contracts-for-differences), and option contracts. Such derivative instruments may be used to establish a fixed price for an energy commodity, an interest-bearing obligation or an obligation denominated in a foreign currency. Commodity risk exposures are monitored daily against approved risk limits, and control processes are in place to monitor that only authorized activities are undertaken.

The sensitivities provided in each of the following risk discussions disclose the effect of reasonably possible changes in relevant prices and rates on net income at the reporting date. The sensitivities are hypothetical and should not be considered to be predictive of future performance or indicative of income on these contracts. The Company’s actual exposure to market risks is constantly changing as the Company’s portfolio of debt, foreign currency and commodity contracts changes. Changes in fair values or cash flows based on market variable fluctuations cannot be extrapolated since the relationship between the change in the market variable and the change in fair value or cash flows may not be linear. In addition, the effect of a change in a particular market variable on fair values or cash flows is calculated without considering interrelationships between the various market rates or mitigating actions that would be taken by the Company.

Commodity price risk

The Company is exposed to commodity price risk as part of its normal business operations, including energy procurement activities in Alberta and the U.S. The Company’s energy procurement activities consist of power generation, non-market traded and market traded electricity, natural gas purchase and sales contracts, and derivative contracts. The Company is primarily exposed to changes in the prices of electricity, and to a lesser extent is exposed to changes in the prices of natural gas and coal. The Company actively manages commodity price risk by optimizing its asset and contract portfolios utilizing the following methods:

•	The Company reduces its exposure to the volatility of commodity prices related to electricity sales by entering into offsetting contracts such as contracts-for-differences and firm price physical contracts for periods of varying duration.

•	The Company enters into fixed-price energy sales contracts and power purchase arrangements which limit the exposure to electricity prices. The Company has entered into long-term tolling arrangements whereby variable changes linked to the price of natural gas and coal are assumed by the counterparty.

•	The Company enters into back-to-back electricity and natural gas physical and financial contracts in order to lock in a margin.

55

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

31.	Risk management, continued:

Market risk, continued

Commodity price risk, continued

The Company also engages in taking market risk positions within authorized limits approved by Capital Power’s executive team and Board of Directors. The trading portfolio consists of electricity and natural gas physical and financial derivative contracts which are transacted with the intent of benefiting from short-term actual or expected differences between their buying and selling prices or to lock in arbitrage opportunities.

The fair value of the Company’s energy related derivatives as at December 31, 2014, that are required to be measured at fair value with the respective changes in fair value recognized in net income are disclosed in note 15.

The Company employs specific volumetric limits and a Value-at-Risk (VaR) methodology to manage risk exposures to commodity prices on a consolidated basis. VaR measures the estimated potential loss in a portfolio of positions associated with the movement of a commodity price for a specified time or holding period and a given confidence level. Capital Power’s current period VaR uses a statistical confidence interval of 99% over a five business day holding period. This measure reflects a 1% probability that, over the five day period commencing with the point in time that the VaR is measured, the fair value of the overall commodity portfolio could decrease by an amount in excess of the VaR amount. The VaR methodology is a statistically-defined, probability-based approach that takes into consideration market volatilities and risk diversification by recognizing offsetting positions and correlations between products and markets. This technique makes use of historical data and makes an assessment of the market risk arising from possible future changes in commodity prices over the holding period.

VaR should be interpreted in light of the limitations of the methodologies used. These limitations include the following:

•	VaR calculated based on a holding period may not fully capture the market risk of positions that cannot be liquidated or hedged within the holding period.

•	The Company computes VaR of the portfolios at the close of business and positions may change substantially during the course of the day.

•	VaR, at a 99% confidence level, does not reflect the extent of potential losses beyond that percentile. Losses on the other 1% of occasions could be substantially greater than the estimated VaR.

These limitations and the nature of the VaR measurements mean that the Company can neither guarantee that losses will not exceed the VaR amounts or that losses in excess of the VaR amounts will not occur more frequently than 1% of the time. As VaR is not a perfect predictor of risk, the Company undertakes back testing and periodically calibrates the VaR calculation to a 99% confidence level.

The estimation of VaR takes into account positions from all wholly-owned subsidiaries and subsidiaries in which the Company has a controlling interest, and reflects the Company’s aggregate commodity positions from its trading and asset portfolios. Capital Power’s Board of Directors has approved the methodology for the ongoing determination of commodity risk limits, under their commodity risk management policy. Commodity risk is monitored and reported to the executive team on a daily basis. The portfolios are stress tested regularly to observe the effects of plausible scenarios taking into account historical maximum volatilities and maximum observed price movements. Based on the commodity portfolio as at December 31, 2014, there is a 99% probability that unfavourable daily market variations would not reduce the fair value of the trading portfolio.

Foreign exchange risk

The Company is exposed to foreign exchange risk on foreign currency denominated forecasted transactions, firm commitments, and monetary assets and liabilities denominated in a foreign currency and on its net investments in foreign operations. The Company’s operations expose it to foreign exchange risk arising from transactions denominated in foreign currencies. The Company’s foreign exchange risk arises primarily with respect to the U.S. dollar but it is potentially exposed to changes in other currencies if and when it transacts in other currencies. The risk is that the functional currency value of cash flows will vary as a result of the movements in exchange rates.

56

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

31.	Risk management, continued:

Market risk, continued

Foreign exchange risk, continued

The Company’s foreign exchange management policy is to limit economic and material transactional exposures arising from movements in the Canadian dollar relative to the U.S. dollar or other foreign currencies. The Company’s exposure to foreign exchange risk arises from future anticipated cash flows from its U.S. operations, debt service obligations on U.S. dollar borrowings, and from certain capital expenditure commitments denominated in U.S. dollars or other foreign currencies. The Company co-ordinates and manages foreign exchange risk centrally, by identifying opportunities for naturally-occurring opposite movements and then dealing with any material residual foreign exchange risks; these are hereinafter referred to as being economically hedged. The Company may also use derivative instruments to manage foreign exchange risk. At December 31, 2014, the Company held foreign exchange derivatives as disclosed in note 15.

As at December 31, 2014, holding all other variables constant, a $0.10 strengthening or weakening of the Canadian dollar against the U.S. dollar would have increased or decreased net income attributable to shareholders by $6 million. There would be no impact to other comprehensive income.

This sensitivity analysis excludes translation risk associated with the translation of subsidiaries that have a different functional currency to the functional currency of the Company and financial instruments denominated in the functional currency in which they are transacted and measured.

Interest rate risk

The Company is exposed to changes in interest rates on its cash and cash equivalents, and floating rate current and non-current loans and borrowings. The Company is exposed to interest rate risk from the possibility that changes in interest rates will affect future cash flows or the fair values of its financial instruments. In some circumstances, floating rate funding may be used for current borrowings and other liquidity requirements. As at December 31, 2014, the proportion of fixed rate loans and borrowings was approximately 99% of total loans and borrowings outstanding (December 31, 2013 - 100%). The Company may also use derivative instruments to manage interest rate risk. At December 31, 2014, the Company held interest rate derivatives as disclosed in note 15 which have effectively reduced the proportion of fixed rate loans and borrowing disclosed above to 86%.

Assuming that the amount and mix of fixed and floating rate loans and borrowings, net loans and borrowings and derivative instruments used to manage interest rate risk remains unchanged from that held as at December 31, 2014, a 100 basis point decrease or increase to interest rates would decrease or increase full year net income attributable to common shareholders by $12 million and would have no direct impact on other comprehensive income.

The effect on net income does not consider the effect of an overall change in economic activity that would accompany such an increase or decrease in interest rates.

Credit risk

Credit risk is the possible financial loss associated with the inability of counterparties to satisfy their contractual obligations to the Company. The Company’s counterparty credit risk management policy is established by the executive team and approved by the Board of Directors. The associated procedures and practices are designed to manage the credit risks associated with the various business activities throughout the Company. Credit risk management procedures and practices generally include assessment of individual counterparty creditworthiness and establishment of exposure limits prior to entering into any agreements or transactions with the counterparty. Credit exposures and concentrations are subsequently monitored and are regularly reported to management on an ongoing basis. Counterparty creditworthiness also continues to be evaluated on an ongoing basis after transactions have been initiated.

Credit risk is managed and mitigated through a number of risk mitigation practices such as securing parent company guarantees to enhance counterparty credit quality, negotiating and obtaining security (such as cash, letters of credit or property) to offset potential losses, utilization of credit derivatives to reduce credit risk and margining to limit credit risk where applicable.

57

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

31.	Risk management, continued:

Credit risk, continued

Maximum credit risk exposure

The Company’s maximum credit exposure was represented by the following financial assets:

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$71	$100
Trade and other receivables [1]	185	218
Derivative financial instruments assets [1]	187	67
Loans and other long-term receivables	16	34
Finance lease receivables	708	711
	$1,167	$1,130

[1]	The Company’s maximum credit exposures related to trade and other receivables and derivative financial instruments assets by major credit concentration are comprised of maximum exposures of $98 million (December 31, 2013 - $140 million) for generation counterparties and $274 million (December 31, 2013 - $145 million) for wholesale counterparties at December 31, 2014.

This table does not take into account collateral held. As at December 31, 2014, the Company held cash deposits of nil (December 31, 2013 - nil) as security for certain counterparty trade and other receivables and derivative contracts. The Company is not permitted to sell or re-pledge collateral in the absence of default of the collateral providers. As at December 31, 2014, the Company also held other forms of credit enhancement in the forms of letters of credit of $55 million (December 31, 2013 - $4 million), property registrations valued at $12 million (December 31, 2013 - $19 million) and parental guarantees of $1,254 million (December 31, 2013 - $1,278 million) related to the financial assets noted above. As at December 31, 2014 and December 31, 2013, the Company also held parental guarantees which do not have a defined amount or limit, but which provide full support on any outstanding positions related to certain development projects and counterparty performance for power purchase arrangements.

Credit quality and concentrations

The Company is exposed to credit risk on outstanding trade and other receivables associated with its generation and optimization activities including power purchase arrangements, agreements with independent system operators, power and steam sales contracts, energy supply agreements with government sponsored entities, wholesale customers, and trading counterparties. The Company is also exposed to credit risk related to its cash and cash equivalents (which include short-term investments), financial and non-financial derivative instruments assets and long-term financing arrangements.

The credit quality and concentrations of the Company’s trade and other receivables and other financial assets, by major credit concentrations are the following:

Cash and cash equivalents

The Company has significant credit and performance exposures to financial institutions as they provide committed credit lines and cash deposit facilities, are the primary counterparty of the Company’s foreign exchange and interest rate derivative instruments, and facilitate letters of credit to mitigate the Company’s exposure to certain counterparties. The Company manages its credit risk on cash and cash equivalents, and short-term investments by dealing with investment grade rated banks and financial institutions and reviewing each investment vehicle to ensure the underlying credit risk is known.

Loans and long-term financing

As at December 31, 2014, loans and long-term financing consists primarily of notes receivable attributable to two Alberta PPA syndicate members. The Company is exposed to credit risk in the event of non-performance by the syndicate members, but does not anticipate such non-performance. Although the syndicate members are not investment grade, the notes receivable are secured by security interests in the syndicate members’ respective shares of the power syndicate agreement.

58

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

31.	Risk management, continued:

Credit risk, continued

Trade and other receivables and financial derivative instruments

Trade and other receivables are substantially made up of receivables related to the generation and sale of electricity to customers including industrial and commercial customers, independent system operators from various regions and government-owned or sponsored entities and the settlement of financial derivative instruments related to merchant price risk mitigation and trading activities. The Company manages its credit risk on these financial assets through its credit adjudication process, dealing with creditworthy counterparties and utilizing the credit risk mitigation practices noted above.

Generation credit risk

Credit risk exposure from PPAs, agreements with independent system operators, power and steam sales contracts, and certain energy supply agreements is predominantly restricted to trade and other receivables and contract default. In certain cases, the Company relies on a single or small number of customers to purchase all or a significant portion of a facility’s output. The failure of any one of these counterparties to fulfill its contractual obligations could negatively impact the Company’s financial results. Financial loss resulting from events of default by counterparties in certain PPAs and steam purchase arrangements may not be recovered since the contracts may not be replaceable on similar terms under current market conditions. Consequently, the Company’s financial performance depends on the continued performance by customers and suppliers of their obligations under these long-term agreements. Credit risk exposure is mitigated by dealing with creditworthy counterparties that are determined to be investment grade based on the Company’s internally assigned ratings or employing mitigation strategies as noted above, netting amounts by legally enforceable set-off rights, and, when appropriate, taking back security from the counterparty. Credit risk with counterparties in this asset class that are government-owned or sponsored entities and regulated public utility distributors is generally considered low.

Wholesale and merchant credit risk

Credit risk exposure for wholesale and merchant trading counterparties is measured by calculating the costs (or proceeds) of replacing the commodity position (physical and derivative contracts), adjusting for settlement amounts due to or due from the counterparty and, if permitted, netting amounts by legally enforceable set-off rights. Financial loss on wholesale contracts could include, but is not limited to, the cost of replacing the obligation, amounts owing from the counterparty or any loss incurred on liability settlements. Wholesale and merchant credit risk exposure is mitigated by trading with investment grade and creditworthy counterparties, portfolio diversification, monitoring of credit exposure limits, margining to reduce energy trading risks, obtaining parent company guarantees, and when appropriate taking back security from counterparties.

Trade and other receivables and allowance for doubtful accounts

Trade and other receivables consist primarily of amounts due from customers including industrial and commercial customers, independent system operators from various regions, government-owned or sponsored entities, and other counterparties. Larger commercial and industrial customer contracts and contract-for-differences provide for performance assurances including letters of credit if deemed appropriate. The Company also has credit exposures to large suppliers of electricity and natural gas. The Company mitigates these exposures by dealing with creditworthy counterparties and, when appropriate, taking back appropriate security from the supplier.

The aging of trade and other receivables as at December 31, 2014 was:

	Gross trade and	Allowance for	Net trade and
	other receivables	doubtful accounts	other receivables
Current [1]	$185	$-	$185
Outstanding 30 - 60 days	-	-	-
Outstanding 60 - 90 days	-	-	-
Outstanding greater than 90 days	5	(5)	-
	$190	$(5)	$185
[1]	Current amounts represent trade and other receivables outstanding zero to 30 days. Amounts outstanding more than 30 days are considered past due.

59

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

31.	Risk management, continued:

Credit risk, continued

Trade and other receivables and allowance for doubtful accounts, continued

The changes in the allowance for doubtful accounts were as follows:

	2014	2013
As at January 1	$-	$2
Amounts reversed unused	-	(2)
New allowance	5	-
As at December 31	$5	$-

Bad debt expenses (net of recoveries) of $5 million and nil were recognized in the years ended December 31, 2014 and 2013 respectively.

As at December 31, 2014, the Company held no customer deposits for the purpose of mitigating the credit risk associated with accounts receivable from customers (December 31, 2013 - nil).

As at December 31, 2014 and December 31, 2013, there were no provisions for credit losses associated with trade and other receivables from treasury, trading and energy procurement counterparties as all balances were considered to be fully collectible.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s liquidity is managed centrally by the Treasury function. The Company manages liquidity risk through regular monitoring of cash and currency requirements by preparing short-term and long-term cash flow forecasts and also by matching the maturity profiles of financial assets and liabilities to identify financing requirements. The financing requirements are addressed through a combination of committed and demand revolving credit facilities, financings in public and private capital debt markets and equity offerings by the Company or its CPLP subsidiary.

Capital Power has a long-term debt rating of BBB- (Outlook Stable), assigned by Standard & Poor’s (S&P) and a preferred share rating of P-3 and Pfd-3(low) assigned by S&P and DBRS Limited (DBRS) respectively. CPLP has long-term debt ratings of BBB- (Outlook Stable) and BBB/stable outlook, assigned by S&P and DBRS respectively.

As at December 31, 2014, the Company had undrawn bank credit facilities and operating lines of credit and demand facilities, totaling $1,086 million (December 31, 2013 - $1,065 million), of which $1,061 million is committed for at least 3 years (December 31, 2013 - $1,040 million committed for at least four years).

In addition to the facilities noted above, the Company, through its own facilities and those of its subsidiary, CPLP, has shelf prospectuses under which it may raise funds in the form of debt or equity. As at December 31, 2014, Capital Power has a Canadian shelf prospectus, which expires in January 2017, under which it may raise up to $3 billion collectively in common shares of the Company, preference shares of the Company, subscription receipts exchangeable for common shares and/or other securities of the Company, and debt securities of the Company. As at December 31, 2014, the amounts available on the shelf prospectus are $3 billion (as at December 31, 2013 - $1,218 million). As at December 31, 2014, the Company’s subsidiary, CPLP, has a Canadian shelf prospectus, which expires in January 2017, under which it may raise up to $1 billion in medium term notes of CPLP. As at December 31, 2014, CPLP has not drawn on the shelf prospectus (December 31, 2013 – nil).

60

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

31.	Risk management, continued:

Liquidity risk, continued

The following are the undiscounted cash flow requirements and contractual maturities of the Company’s financial liabilities, including interest payments, and where applicable, net of financial assets that generate cash inflows to meet cash outflows on financial liabilities as at December 31, 2014:

	Due	Due between				Due after	Total
	within 1	1 and 2	2 and 3	3 and 4	4 and 5	more than	contractual
	year	years	years	years	years	5 years	cash flows
Non-derivative financial liabilities:
Loans and borrowings	$599	$11	$11	$25	$258	$692	$1,596
Interest payments on loans and borrowings	86	54	51	51	44	86	372
Trade and other payables [1]	170	-	-	-	-	-	170
Other current liabilities and deferred revenue	5	-	-	-	-	-	5
Derivative financial liabilities:
Net commodity contracts for differences	12	5	3	1	-	-	21
Interest rate derivatives	5	-	-	-	-	-	5
Total	$877	$70	$65	$77	$302	$778	$2,169

[1]	Excluding accrued interest on loans and borrowings of $15 million.

32.	Capital management:

The Company’s primary objectives when managing capital are to safeguard the Company’s ability to continue as a going concern, pay regular dividends to its shareholders, maintain a suitable credit rating, and to facilitate the acquisition or development of projects in Canada and the U.S. consistent with the growth strategy of the Company. The Company manages its capital structure in a manner consistent with the risk characteristics of the underlying assets.

The Company manages capital through regular monitoring of cash and currency requirements by preparing short-term and long-term cash flow forecasts and reviewing monthly financial results. The Company matches the maturity profiles of financial assets and liabilities to identify financing requirements to help ensure an adequate amount of liquidity.

The Company considers its capital structure to consist of loans and borrowings net of cash and cash equivalents and equity (which includes non-controlling interests).

The following table represents the total capital of the Company:

	2014	2013
Loans and borrowings (note 23)	$1,586	$1,527
Cash and cash equivalents (note 12)	(71)	(100)
Net debt	1,515	1,427
Non-controlling interests (note 33)	552	587
Share capital (note 25)	2,391	2,328
Retained earnings and other reserves	60	89
Total equity	3,003	3,004
	$4,518	$4,431

61

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

32.	Capital management, continued:

The Company, through its subsidiary CPLP, has the following externally imposed requirements on its capital as a result of its credit facilities and certain debt covenants, as defined in the respective agreements:

•	Maintenance of modified consolidated net tangible assets to consolidated net tangible assets ratio, as defined in the debt agreements, of not less than 0.8 to 1.0;

•	Maintenance of senior debt to consolidated capitalization ratio, as defined in the debt agreements, of not more than 0.65 to 1.0;

•	Limitation on debt issued by subsidiaries; and

•	In the event that CPLP is assigned a rating of less than BBB- by S&P and BBB (Low) by DBRS, CPLP would also be required to maintain a ratio of net income before interest, income taxes, depreciation and amortization to finance expense, as defined in the debt agreements, of not less than 2.5 to 1.0.

For the year ended December 31, 2014, the Company and its subsidiaries complied with all externally imposed capital restrictions.

To manage or adjust its capital structure, the Company can issue new loans and borrowings, issue common or preferred shares, buy back common shares, redeem preferred shares, issue new CPLP units, repay existing loans and borrowings or adjust dividends paid to its shareholders.

33.	Investments in subsidiaries that have non-controlling interests:

Set out below are the Company’s principal subsidiaries that have non-controlling interests (NCI) at December 31, 2014:

		Percentage	Percentage
		of ownership	of ownership
		interest held by	interest held	Principal
	Place of business	the Company	by the NCI	activities
CPLP [1]	Canadian partnership with Canadian and U.S. subsidiaries	82%	18%	Power generation
Genesee Coal Mine Assets (Coal Mine) [2]	Canada	50%	50%	Coal production for use in power generation

[1]	EPCOR owns 18.841 million (December 31, 2013 – 18.841 million) exchangeable limited partnership units of CPLP (exchangeable for common shares of Capital Power on a one-for-one basis) which represents approximately 18% of CPLP (December 31, 2013 – 19%). Each exchangeable limited partnership unit is accompanied by a special voting share in the capital of Capital Power which entitles the holder to a vote at Capital Power shareholder meetings, subject to the restriction that such special voting shares must at all times represent not more than 49% of the votes attached to all Capital Power common shares and special voting shares, taken together. The special voting shares also entitle EPCOR, voting separately as a class, to nominate and elect a maximum of two (December 31, 2013 – two) directors of Capital Power of the current ten (December 31, 2013 – eleven) directors on Capital Power’s board of directors. Although EPCOR, through its ownership of the special voting shares described above, is the largest single shareholder, its representation on the board of directors does not represent a controlling vote. Capital Power is the general partner of, and holds an 82% partnership interest in, CPLP (December 31, 2013 – 81%). During the year ended December 31, 2014, CPLP issued 5.813 million common limited partnership units to Capital Power to settle indebtedness owed by CPLP. There were no issuances that occurred during the year ended December 31, 2013. Through this interest, Capital Power has rights to variable returns from its involvement with CPLP and has the ability to affect those returns through its power over CPLP. As a result Capital Power has control over CPLP and, on that basis, the operations of CPLP are consolidated by Capital Power for financial statement purposes.

62

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

33.	Investments in subsidiaries that have non-controlling interests, continued:

[2]	The Company holds a 50% interest in the Coal Mine while the other 50% is held by a third party. The decisions about the relevant activities of the coal mine are made based on majority vote by the Management Committee. The Management Committee is comprised of three members appointed by each of the Company and the third party. Based on the terms of the agreement surrounding the operations of the Coal Mine, it is noted that under the circumstance where the two parties are in a deadlock with respect to a decision that would affect the relevant activities of the Coal Mine, Capital Power holds the deciding vote. Given Capital Power’s voting rights, Capital Power has control to affect the variability in its returns. Based on an assessment of the relationship between Capital Power and the Coal Mine, Capital Power controls the Coal Mine and therefore the Coal Mine is treated as a subsidiary of Capital Power.

There are no significant restrictions on access to a subsidiary’s assets that relate to the subsidiaries above, other than those described in note 32.

The summarized financial information of CPLP and the Coal Mine is as follows:

	December 31, 2014		December 31, 2013
Consolidated statements of financial position	CPLP	Coal Mine	CPLP	Coal Mine

Current assets	$487	$-	$429	$-
Non-current assets	4,956	142	4,808	156
Current liabilities	(877)	-	(687)	-
Non-current liabilities	(1,732)	-	(1,856)	-
Non-controlling interests - Genesee Coal Mine	(72)	-	(78)	-
Non-controlling interests - other	(19)	-	(22)	-
Net assets	$2,743	$142	$2,594	$156

	2014		2013
Consolidated statements of income	CPLP	Coal Mine	CPLP	Coal Mine
Revenues	$1,220	$-	$1,383	$-
Net income attributable to partners	73	(22)	240	(24)
Other comprehensive income attributable to partners	52	-	(47)	-
Total comprehensive income attributable to partners	$125	$(22)	$193	$(24)

	2014		2013
Consolidated statements of cash flows	CPLP	Coal Mine	CPLP	Coal Mine

Net cash flows from operating activities	$336	$-	$470	$-
Net cash flows used in investing activities	(227)	(8)	(341)	(15)
Net cash flows (used in) from financing activities	(141)	8	(81)	15
Foreign exchange gains (losses) on cash held in a foreign currency	1	-	(1)	-
Net (decrease) increase in cash and cash equivalents	(31)	-	47	-
Cash and cash equivalents at beginning of year	100	-	53	-
Cash and cash equivalents at end of year	$69	$-	$100	$-

63

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

33.	Investments in subsidiaries that have non-controlling interests, continued:

Non-controlling interests reflected on the consolidated balance sheet are comprised of:

	December 31, 2014	December 31, 2013
Non-controlling interest in CPLP, beginning of year	$509	$747
Net income attributable to non-controlling interest	15	65
Other comprehensive income (loss) attributable to non-controlling interest	10	(12)
Distributions to non-controlling interest (note 28)	(25)	(33)
Change in non-controlling interest ownership	(29)	-
Exchange of CPLP units for Capital Power shares (note 25)	-	(258)
Non-controlling interest in CPLP, end of year	480	509

Non-controlling interest in Genesee Coal Mine, beginning of year	78	82
Net loss attributable to non-controlling interest	(11)	(12)
Net additional investment by non-controlling interest	5	8
Non-controlling interest in Genesee Coal Mine, end of year	72	78
	$552	$587

34.	Interests in joint arrangements:

Joint operations

The Company holds interests in the following joint operations as at December 31, 2014:

	Place of business	% of ownership interest
Genesee (G3) Project [1]	Canada	50%
Keephills 3 (K3) Project [2]	Canada	50%
Joffre Cogeneration Project [3]	Canada	40%
Shepard Energy Centre (Shepard) [4]	Canada	50%
Genesee 4 and 5 [5]	Canada	50%

[1]	G3 is a 516MW coal-fired generating facility and is a 50/50 joint arrangement between Capital Power and a third party, with Capital Power acting as the manager and operator. Both parties independently dispatch and market their share of the electrical output through the Alberta Power Pool.

[2]	K3 is a 516MW coal-fired generating facility and is a 50/50 joint arrangement between Capital Power and a third party with the third party responsible for operations. Both parties independently dispatch and market their share of the facility’s electrical output.

[3]	Joffre Cogeneration Project is a 480MW gas-fired combined cycle cogeneration facility in which Capital Power holds a 40% interest with third parties holding 40% and 20% interests, respectively. The Company’s investment in the Joffre Cogeneration Project joint arrangement, which is incorporated as a separate legal entity, has been determined to be a joint operation since the contractual arrangements governing the joint arrangement indicate that the parties to the arrangement are entitled to the assets of the joint arrangement and are exposed to the liabilities of the joint arrangement in proportion to their ownership interest.

[4]	Shepard is an 800MW gas-fired generating facility and is a 50/50 joint arrangement between Capital Power and a third party with the third party responsible for operations. Shepard is currently under construction as described in note 35(b).

[5]	Genesee 4 and 5 is a 1,060MW gas-fired generating project and is a 50/50 joint arrangement between Capital Power and a third party, with Capital Power responsible for construction and operations of the project. Regulatory approvals have been received. The Company’s commitments associated with Genesee 4 and 5 are described in note 35(c).

There are no significant restrictions pertaining to the joint operations described above, other than those described in note 23 pertaining to the charges on the Joffre Cogeneration project assets.

64

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

34.	Interests in joint arrangements, continued:

Joint ventures

The Company holds an interest in the following joint venture as at December 31, 2014:

Place of
	business	Measurement Method
K2 Wind Power Project[1]	Canada	Equity method

[1]	The K2 Wind Power Project (K2 Wind) is a 270MW wind power project currently under development and construction. Capital Power has entered into agreements with two third parties for the development, construction and operation of K2 Wind. Capital Power and each of the third parties will hold an equal 33.33% ownership interest in K2 Wind. The Company’s investment in K2 Wind, which consists of separate legal entities, has been determined to be a joint venture. The Company’s obligations are limited to their capital contributions to the joint arrangement, and the Company’s receipts of the economic benefits of the joint arrangement are limited to annual distributions. As a result, there is no indication that the Company has rights to the assets or obligations for the liabilities of the joint arrangement and the investment has been classified as a joint venture.

The summarized financial information of K2 Wind is as follows:

Statements of Financial Position	December 31, 2014	December 31, 2013
Cash and cash equivalents	$1	$3
Other current assets[2]	40	1
Non-current assets [2]	756	70
Current financial liabilities	-	(5)
Other current liabilities	(76)	(25)
Other non-current liabilities	(656)	-
Net assets	$65	$44

[2]	K2 Wind has restricted cash of $28 million included in other current and non-current assets above (December 31, 2013 - $5 million in non-current assets) which represents security for a standby line of credit with a third party.

Statements of Loss and Comprehensive Loss	2014	2013
Revenues	$-	$-
Depreciation and amortization	-	-
Finance expense	-	-
Income tax expense	-	-
Net loss	(1)	(2)
Other comprehensive loss:
Unrealized losses on derivative instruments	(60)	-
Total comprehensive loss	$(61)	$(2)

The Company’s recorded equity investment in K2 Wind of $22 million (December 31, 2013 - $15 million) reconciles to the Company’s 33.33% share of the net assets of K2 Wind.

35.	Commitments and contingencies:

(a)	Under the terms of the Sundance PPA, the Company is obligated to make monthly payments for fixed and variable costs. The estimated annual total of these payments for 2015 is $94 million. It is expected that the annual payments over the remaining term of the Sundance PPA, as described in note 19, will range from $94 million to $105 million, adjusted for inflation, other than in the event of a forced outage. The actual amounts for future years may vary from estimates depending on generation volume, scheduled outages, and force majeure events.

65

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

35.	Commitments and contingencies, continued:

(b)	The Company entered into a series of agreements with a third party to purchase a 50% interest in the 800 MW Shepard Energy Centre in southern Alberta. The Company expects to invest approximately $826 million, including capitalized borrowing costs, into Shepard, which is expected to commence commercial operations in early 2015. The two parties will build, own and operate Shepard under a joint arrangement. In conjunction with the joint arrangement, the parties will be subject to various commercial agreements, including a 20 year tolling agreement. Under the tolling agreement, 75% of Capital Power’s share of the output will be sold at a fixed capacity charge to the other party to the joint arrangement for the years 2015 through 2017 decreasing to 50% of the output for the years 2018 to 2035. As at December 31, 2014, the estimated total remaining capital cost to be incurred is $15 million.

(c)	The Company is party to a series of agreements with a third party to develop, build and own a 50% interest in Genesee 4 and 5 located in central Alberta. The Company expects to invest approximately $820 million, including capitalized borrowing costs, into Genesee 4 and 5, which is expected to commence commercial operations between 2018 and 2020. The expected investment includes a commitment to purchase a power island to be delivered in 2015. The two parties will build, own and operate Genesee 4 and 5 under a joint arrangement. In conjunction with the joint arrangement, the parties will be subject to various commercial agreements, including an eight year tolling agreement. Under the tolling agreement, 50% of Capital Power’s share of the output will be sold to the other party to the joint arrangement starting in 2021.

(d)	The K2 wind joint venture, in which the Company holds a 33% interest as described in note 34, will develop, construct and operate the 270 MW K2 power project in southern Ontario. K2 has an expected capital cost of $930 million, which will be shared by each of the three venturers equally through their equity interests in the joint venture. As at December 31, 2014 the estimated total remaining capital cost for the Company’s share of the project is $61 million of which a portion will be financed within the joint venture. Energy generated by K2 will be sold under a PPA to a third party. K2 is expected to commence commercial operations in 2015.

(e)	The Company is party to a number of long-term energy purchase and transportation contracts, operating and maintenance contracts, contracts to purchase environmental credits and operating leases for premises in the normal course of operations. Some of the energy purchase and transportation contracts are measured at their fair value and recorded on the consolidated statement of financial position as derivative financial instruments assets and liabilities as appropriate. The energy purchase and transportation contract amounts disclosed below are based on gross settlement amounts.

Approximate future payments under each group of contracts are as follows:

	Energy purchase and transportation contracts	Operating and maintenance contracts	Environmental credits	Operating leases [1]
Within one year	$124	$17	$13	$8
Between one and five years	361	75	17	23
After five years	416	216	-	71
	$901	$308	$30	$102

[1]	Operating lease amounts include $5 million per year through 2031 for head office lease costs payable to EPCOR.

66

CAPITAL POWER CORPORATION

Notes to the Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except share and per share amounts)

35.	Commitments and contingencies, continued:

(f)	The Company is participating in a line loss factor proceeding underway before the Alberta Utilities Commission (AUC) regarding factors that form the basis for certain transmission charges paid by Alberta generators including the Company. This proceeding intends to address the factors to be applied for the years 2006 forward and is expected to be completed in three modules. In January 2015, the AUC issued its decision in Module A of the line loss factor proceeding that the AUC has the jurisdiction and authority to retrospectively change the line loss rule and related loss factors. Module B will address the replacement line loss rule which would apply prospectively but which may also form the basis for retroactive adjustments that are to be considered in Module C. It is expected that a Module B decision will be no earlier than the third quarter of 2015 while the timing of a Module C decision is unknown. There are many variables and considerations that must be taken into account in establishing transmission line loss factors and new line loss factors have not been established nor has any mechanism for the sharing of any retrospective adjustments been established. The Company may incur additional payments for transmission charges on a retrospective and go-forward basis but a provision has not been recorded in the Company’s financial statements since the outcome of the proceeding is not known.

(g)	Contingent consideration payable by the Company in connection with the acquisition of Element is described in note 10.

(h)	The Company and its subsidiaries are subject to various legal claims that arise in the normal course of business. Management believes that the aggregate contingent liability of the Company arising from these claims is immaterial and therefore no provision has been made.

36.	Guarantees:

The Company, through its subsidiary CPLP, has issued letters of credit of $122 million (December 31, 2013 - $160 million) to meet the credit requirements of energy market participants, to meet conditions of certain service agreements, and to satisfy legislated reclamation requirements.

37.	Segment information:

The Company operates in one reportable business segment involved in the operation of electrical generation facilities within Canada (Alberta, British Columbia and Ontario) and in the U.S. (North Carolina and New Mexico), as this is how management assesses performance and determines resource allocations. The Company also holds a portfolio of wind and solar development sites in the U.S. The Company had operations in Connecticut, Maine and Rhode Island within the U.S. up until the fourth quarter for 2013 when the Company disposed of its North East U.S. assets.

The Company’s results from operations within each geographic area are:

	Year ended December 31, 2014				Year ended December 31, 2013
			Inter-area				Inter-area
	Canada	U.S.	eliminations	Total	Canada	U.S.	eliminations	Total
Revenues - external	$1,061	$167	$-	$1,228	$1,048	$345	$-	$1,393
Revenues - inter-area	17	1	(18)	-	43	(2)	(41)	-
Total revenues	$1,078	$168	$(18)	$1,228	$1,091	$343	$(41)	$1,393

	As at December 31, 2014			As at December 31, 2013
	Canada	U.S.	Total	Canada	U.S.	Total
Property, plant and equipment	$3,511	$190	$3,701	$3,441	$84	$3,525
Intangible assets	313	37	350	309	1	310
Goodwill	-	25	25	-	23	23
Other assets	28	-	28	27	-	27
	$3,852	$252	$4,104	$3,777	$108	$3,885

38.	Comparative figures:

Certain comparative figures have been reclassified to conform to the current period’s presentation.

67